Exhibit 99.8

CONFIDENTIAL

May 9, 2010

Mr. Charles Goldman

Mr. Scott Scharfman

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, Connecticut 06830

Re:	Amended and Restated Commitment Letter with respect to Rubio’s Restaurants, Inc.

Dear Charles and Scott:

We are pleased to advise you that GCI Capital Markets LLC (“GC-CAP”) commits to provide $46.12 million senior secured revolving and term loan facilities (the “Facilities”) to support Mill Road Capital, L.P. (the “Sponsor”) in the proposed acquisition (the “Acquisition”) of Rubio’s Restaurants, Inc. (“Rubio’s”). The terms and conditions of GC-CAP’s commitment are outlined in, and subject to, this letter and the Summary of Terms and Conditions attached hereto as Annex 1 (collectively, the “Commitment Letter”) and the separate fee letter between you and us dated as of the date hereof (the “Fee Letter”). All terms used but not defined herein shall have the respective meanings given to them in the attached Summary of Terms and Conditions. We understand that proceeds from the Facilities will be used to: (a) provide funds for the Acquisition, (b) repay certain indebtedness of Rubio’s, if any, (c) provide for working capital and for other general corporate purposes of Rubio’s, and (d) fund certain fees, costs and expenses associated with the Acquisition. Our commitment contemplates that GC-CAP will underwrite all of the Facilities, with a targeted hold position of no less than $27.0 million.

We understand that flexibility, reliability and decisiveness are critical factors for you when selecting financing partners. These core values are the hallmarks of GC-CAP’s approach to each transaction. Our team of experienced professionals seeks to combine GC-CAP’s broad product offering with a streamlined approval process and superior execution capabilities to ensure the success of each of our clients’ investments. Because of our strong track record with your firm, we recognize the importance you place on strong financing partners. Should you or any of your representatives have any questions regarding this Commitment Letter or our investment capabilities, please feel free to contact me directly at (212) 660-7270. We look forward to working with you.

Please indicate your acceptance of this Commitment Letter by executing your signature where indicated below, and returning a copy to GC-CAP. This Commitment Letter will not be effective unless it and the Fee Letter have been executed and returned to GC-CAP by 5:00 p.m. (New York time) on May 18, 2010. Additionally, this Commitment Letter will expire if the funding of the initial loans under the Facilities has not occurred on or prior to September 15, 2010. GC-CAP reserves the right to withdraw this Commitment Letter, either orally or in writing, prior to the full execution and delivery of this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. Signatures by facsimile or e-mail shall bind the parties hereto. Once executed, neither this Commitment Letter nor the Fee Letter may be amended or modified other than pursuant to a written agreement signed by each of the parties hereto.

Sponsor agrees to use best efforts to consummate the Facilities as soon as reasonably possible following the acceptance of this Commitment Letter. However, GC-CAP will not be under any obligation to close the Facilities or provide the initial loans thereunder until such time as all of the terms and conditions precedent set forth in this Commitment Letter have been met, including without limitation (a) the execution and delivery of the Credit Agreement in the form of Exhibit A attached to the Summary of Terms and Conditions (with blanks, open items and disclosure schedules appropriately completed (GC-CAP hereby confirms that the information previously provided in writing by Sponsor, Borrower and Holdings on the date of this letter for inclusion in the disclosure schedules is acceptable to GC-CAP for inclusion therein), and other changes as may be proposed by either party hereto and which the parties may mutually negotiate and agree in good faith following reasonable consideration by the non-proposing party (it being agreed that neither party will be obligated to consider a proposal that is adverse to it in any material respect, and that neither party will unreasonably withhold its consent to a request to make a non-substantive drafting modification or revision), the “Credit Agreement”), and (b) those set forth in the “Other Conditions” section of the Summary of Terms and Conditions attached hereto. This Commitment Letter constitutes a legally binding agreement by Sponsor to work exclusively with GC-CAP in its capacity as Agent for the senior secured credit facilities pertaining to the Acquisition, unless this Commitment Letter is withdrawn by GC-CAP as provided in the immediately preceding paragraph.

This Commitment Letter is being delivered in reliance that: (a) Sponsor has not engaged, in connection with the Acquisition or the proposed Facilities, in conduct constituting fraud or willful misconduct, (b) GC-CAP shall not be liable on any theory of liability for special, indirect, consequential or punitive damages, arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letter, the Facilities or any of the transactions contemplated hereby, (c) this Commitment Letter and the Fee Letter supersede and/or replace all previous discussions, communications, commitments, agreements and proposals relating in any way to the Facilities, (d) no person or entity other than Sponsor, Holdings and Merger Sub (each as defined in the attached Summary of Terms and Conditions), Rubio’s and GC-CAP may rely on this Commitment Letter or the Fee Letter and there are no intended third party beneficiaries of this Commitment Letter or the Fee Letter, and (e) the contents of this Commitment Letter and the Fee Letter are confidential, and shall not be disclosed without GC-CAP’s prior written consent, except: (i) to Rubio’s, (ii) to Sponsor’s and Rubio’s’ respective directors, officers, employees and advisors, (iii) to regulatory bodies on a need-to-know basis, or (iv) as required by law (including without limitation disclosure in Rubio’s, Sponsor’s, Holdings’ or Borrower’s filings with the Securities and Exchange Commission). All persons who are informed of the contents of this Commitment Letter or the Fee Letter must also be informed that such contents are confidential and cannot be disclosed without GC-CAP’s prior written consent, except as required by law. This paragraph shall survive expiration and/or termination of this Commitment Letter and the Fee Letter.

Sponsor agrees to pay (a) all reasonable, out of pocket costs and expenses of GC-CAP (including in its capacity as Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by or in connection with this Commitment Letter and the Fee Letter and the Facilities (whether or not the Acquisition is consummated or the Facilities close), including without limitation the reasonable fees, costs and expenses of counsel to, and independent appraisers, consultants, auditors and other advisors and professionals retained by GC-CAP, and (b) without limitation of the preceding clause (a), all costs and expenses in connection with the creation and perfection of the liens to be provided as security for the Facilities, including title investigations, lien searches and the like. In addition, Sponsor hereby agrees to indemnify, pay and hold harmless each of GC-CAP (individually, and as Agent) and the Lenders and their respective affiliates and each of their respective officers, directors, employees, attorneys, agents and representatives (collectively, the “Indemnitees”) from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnitee as the result of credit having been extended, suspended or terminated in connection with this Commitment Letter and the Fee Letter and the administration of such credit, and in connection with or arising out of the transactions contemplated in this Commitment Letter and the Fee Letter and any actions or failures to act in connection therewith, including any and all environmental liabilities and legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties involved in the Facilities (collectively, “Indemnified Liabilities”); provided, that Sponsor shall not be liable for any indemnification to an Indemnitee to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results directly from that Indemnitee’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Sponsor’s obligations under this paragraph shall survive expiration and/or termination of this Commitment Letter and the Fee Letter; provided, however, if the Facilities are closed and GC-CAP funds the initial loans thereunder, the obligations of Sponsor under this paragraph shall automatically be deemed to have been assumed by Holdings, Merger Sub and Rubio’s, and the Sponsor shall automatically be released from those obligations.

IF THIS COMMITMENT LETTER, THE FEE LETTER OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT OF A DISPUTE, EACH OF SPONSOR AND GC-CAP HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS COMMITMENT LETTER AND THE FEE LETTER AND ALL MATTERS AND CLAIMS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. SPONSOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO GC-CAP'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE FEE LETTER SHALL BE LITIGATED IN SUCH COURTS. SPONSOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

This Commitment Letter is executed and delivered by the parties as of the date first written above.

Sincerely,

GCI CAPITAL MARKETS LLC

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director
Date:	May 18, 2010

ACKNOWLEDGED AND AGREED TO

on Behalf of Itself and its Affiliates

this 18th day of May, 2010:

MILL ROAD CAPITAL, L.P.

By:	Mill Road Capital GP LLC, its General Partner

By:	/s/ Charles M.B. Goldman
Title:	Management Committee Director

RUBIO’S RESTAURANTS, INC.

$46,120,000 SENIOR SECURED CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

MAY 9, 2010

Borrower:	Initially, MRRC Merger Co. (“Merger Sub”), which shall be merged into Rubio’s Restaurants, Inc. at the closing (“Rubio’s”), at which point all obligations of Merger Sub shall become those of Rubio’s (initially, Merger Sub, and following the merger, Rubio’s, are referred to herein as “Borrower”).

Guarantors:	All subsidiaries of Borrower and MRRC Hold Co., the passive holding company of Borrower (“Holdings”). Notwithstanding the foregoing, foreign subsidiaries will not be required to be Guarantors if such guaranty would or could result in a material adverse tax consequence for Borrower.

Administrative Agent and Sole Bookrunner:	GCI Capital Markets LLC (“GC-CAP” or the “Agent”).

Lenders:	A syndicate of lenders, to be arranged by the Sole Bookrunner and to include GC-CAP and/or one or more of its affiliates.

Facilities:	$46,120,000 senior secured credit facility, consisting of the following:

(i) $5,000,000 revolving loan facility (the “Revolving Loan(s)”), which will include a sub-limit for the issuance of letters of credit as set forth in the Credit Agreement; and

(ii) $41,120,000 Term Loan A (“Term Loan A”; together with the Revolving Loans are referred to herein as the “Loans”).

Use of Proceeds:	To (i) provide funds for the acquisition (the “Acquisition”) of all of the outstanding stock of Rubio’s by Merger Sub, which is and will be wholly-owned by Holdings, which in turn is and will be controlled by Mill Road Capital, L.P. (“Sponsor”), (ii) to repay certain indebtedness of Borrower, if any, (iii) to provide for working capital and for other general corporate purposes of Borrower, and (iv) to fund certain fees, costs and expenses associated with the closing of the Facilities.

Term:	Revolving Loan	60 months

	Term Loan A:	60 months

Availability:	Revolving Loans will be available for borrowing and re-borrowing until maturity, subject to availability (as set forth in the Credit Agreement) and (subject, in the case of the provision of the initial loans and letters of credit for the closing of the Acquisition, to the penultimate paragraph of Section 3.2 of the Credit Agreement) the applicable conditions to each borrowing, including no default or event of default being in existence and bring-down of representations and warranties, as set forth in the Credit Agreement.

Scheduled Amortization:	Term Loan A to amortize as set forth in the Credit Agreement.

Interest Rates:	As set forth in the Credit Agreement.

Expenses/Indemnification:	As set forth in the Credit Agreement.

Fees:	As set forth in the Credit Agreement.

Borrower shall pay to the Agent, for its own account, the other fees set forth in the Fee Letter.

Prepayments:	As set forth in the Credit Agreement.

Security Interest/Ranking:	First priority perfected security interest in substantially all present personal property and future real and personal property of Holdings, Borrower and their subsidiaries, wherever located, and all products and proceeds thereof, subject only to Permitted Encumbrances as defined in the Credit Agreement and subject to exceptions as provided in the Credit Agreement.

First priority perfected pledge of all outstanding equity securities issued by Borrower and each of its subsidiaries. Notwithstanding the foregoing, voting equity securities of foreign subsidiaries will be limited to a pledge of 66% thereof if a pledge of all voting equity securities would or could result in a material adverse tax consequence for Borrower.

Except as expressly provided in the Credit Agreement and the other Financing Documents (as defined below), the Facilities will be senior to all other debt and equity.

Financing Documents:	Loan documents, security documents and other documents (as more fully described on Annex B to the Credit Agreement, including the Credit Agreement, “Financing Documents”).

Financial Covenants:	As set forth in the Credit Agreement.

Assignments and Participations:	As set forth in the Credit Agreement.

Other Conditions:	The obligation of the Agent and the Lenders to provide the initial loans and letters of credit contemplated by the Credit Agreement are subject to the satisfaction of only the following conditions precedent:

(i) Execution and delivery of the Credit Agreement by the parties thereto, but with blanks, open items and (subject to GC CAP’s confirmation with respect to previously provided disclosure schedule information) disclosure schedules appropriately completed and subject to such other changes described in the Commitment Letter to which this Summary of Terms and Conditions is attached; the Credit Agreement will be subject to further revision prior to the execution and delivery thereof to provide for a

“Revolver Priority Assets” concept if Agent determines that such concept is necessary to induce a letter of credit provider to issue letters of credit under the Credit Agreement (such Revolver Priority Asset concept to provide, under certain circumstances, that providers of the Revolving Loans and letters of credit will have a priority right to the proceeds of accounts, inventory and related assets); and

(ii) After giving effect to the closing of the Acquisition, satisfaction of the conditions set forth in Sections 3.1 and 3.2 of the Credit Agreement (subject to the penultimate paragraph of Section 3.2), including without limitation, each of the matters set forth in the Officer’s Certificate described in Section 3.1.

Board Observation Rights:	As set forth in the Credit Agreement.

Required Lenders:	As set forth in the Credit Agreement.

Governing Law:	As set forth in the Credit Agreement.

EXHIBIT A

Form of Credit Agreement

(see attached)

CREDIT AGREEMENT

Dated as of [            ], 2010

among

MRRC MERGER CO.,

as the Borrower,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders,

and

GCI CAPITAL MARKETS LLC,

as Administrative Agent and Sole Bookrunner

-i-

4.18	Insurance	40
4.19	Deposit and Other Accounts	40
4.20	Solvency; Default	40
4.21	Acquisition Agreement	40
4.22	Foreign Assets Control Regulations, Etc.	41
4.23	No Conflicts of Interest	41
4.24	Franchises	42

ARTICLE V FINANCIAL STATEMENTS AND INFORMATION		42
5.1	Reports and Notices	42
5.2	Collateral Reports	45
5.3	Communication with Accountants	46

ARTICLE VI AFFIRMATIVE COVENANTS		46
6.1	Maintenance of Existence and Conduct of Business	46
6.2	Payment of Obligations	46
6.3	Books and Records	47
6.4	Insurance; Damage to or Destruction of Collateral	47
6.5	Compliance with Laws and Organization Documents	48
6.6	Supplemental Disclosure	49
6.7	Intellectual Property	49
6.8	Environmental Matters	49
6.9	Access	50
6.10	Post-Closing Obligations	51
6.11	New Subsidiaries; Further Assurances	51
6.12	Board Observation Rights	52

ARTICLE VII NEGATIVE COVENANTS		53
7.1	Mergers, Subsidiaries, Etc.	53
7.2	Investments; Loans and Advances	54
7.3	Indebtedness	55
7.4	Employee Loans and Affiliate Transactions	57
7.5	Capital Structure and Business	58
7.6	Guaranteed Indebtedness	58
7.7	Liens	59
7.8	Sale of Stock and Assets	59
7.9	ERISA	60
7.10	Financial Covenants	60
7.11	Hazardous Material	61
7.12	Sale-Leasebacks	61
7.13	Restricted Payments	61
7.14	Change of Jurisdiction, Name or Location; Change of Fiscal Year	63
7.15	No Impairment of Intercompany Transfers; Negative Pledge	64
7.16	No Speculative Transactions	64
7.17	Amendments of Related Transactions Documents and Organizational Documents	64

-ii-

7.18	Anti-Terrorism Laws	65
7.19	New Store Lease	65

ARTICLE VIII TERM		65
8.1	Termination	65
8.2	Survival of Obligations Upon Termination of Financing Arrangements	65

ARTICLE IX EVENTS OF DEFAULT: RIGHTS AND REMEDIES		66
9.1	Events of Default	66
9.2	Remedies	69
9.3	Waivers by Loan Parties	69

ARTICLE X ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF ADMINISTRATIVE AGENT		70
10.1	Assignment and Participations	70
10.2	Appointment of Administrative Agent	73
10.3	Administrative Agent’s Reliance, Etc.	74
10.4	Administrative Agent and Affiliates	75
10.5	Lender Credit Decision	75
10.6	Indemnification	75
10.7	Successor Administrative Agent	76
10.8	Set-Off and Sharing of Payments	76
10.9	No Liability; Return of Payment; Non-Funding Lenders; Information; Actions in Concert	77
10.10	No Reliance on Administrative Agent’s Customer Identification Program	79
10.11	USA Patriot Act	80
10.12	Release of Collateral or Guarantors	80

ARTICLE XI SUCCESSORS AND ASSIGNS		80
11.1	Successors and Assigns	80

ARTICLE XII MISCELLANEOUS		81
12.1	Complete Agreement; Modification of Agreement	81
12.2	Amendments and Waivers	81
12.3	Fees and Expenses	82
12.4	Indemnity	84
12.5	No Waiver	84
12.6	Remedies	85
12.7	Severability	85
12.8	Conflict of Terms	85
12.9	GOVERNING LAW	85
12.10	Notices	86
12.11	Section Titles	87
12.12	Counterparts	87
12.13	WAIVER OF JURY TRIAL	87
12.14	Reinstatement	88
12.15	Advice of Counsel	88
12.16	No Strict Construction	88

-iii-

12.17	Treatment of Certain Information; Confidentiality	88

ARTICLE XIII CROSS-GUARANTY		89
13.1	Cross-Guaranty	89
13.2	Waivers by Loan Parties	90
13.3	Benefit of Guaranty	90
13.4	Subordination of Subrogation, Etc.	91
13.5	Election of Remedies	91
13.6	Limitation	92
13.7	Contribution with Respect to Guaranty Obligations	92
13.8	Liability Cumulative	93

-iv-

INDEX OF APPENDICES

Exhibit 2.1(a)(i)	–	Form of Notice of Advance
Exhibit 2.3(b)(iv)	–	Form of Excess Cash Flow Certificate
Exhibit 2.5(e)	–	Form of Notice of Conversion/Continuation
Exhibit 2.13(a)	–	Form of Revolving Note
Exhibit 2.13(b)	–	Form of Term A Loan Note
Exhibit 5.1(b)	–	Form of Compliance Certificate
Exhibit 5.2(a)	–	Form of Availability Certificate
Exhibit 10.1	–	Form of Assignment and Acceptance
Schedule 1.1	–	Definitions
Schedule 2.1(b)(ii)	–	Amortization Schedule of Term A Loan
Schedule 2.4	–	Sources and Uses; Funds Flow Memorandum
Schedule 3.1(d)	–	Required Consents
Schedule 3.1(l)	–	Initial Advances and Letter of Credit Obligations
Schedule 4.2	–	Executive Offices; FEIN
Schedule 4.3(e)	–	Conflicts
Schedule 4.3(g)	–	Consents and Approvals
Schedule 4.6	–	Real Estate and Leases
Schedule 4.7	–	Labor Matters
Schedule 4.8	–	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.11	–	Tax Matters
Schedule 4.12	–	ERISA
Schedule 4.13	–	Litigation
Schedule 4.14	–	Brokers
Schedule 4.15	–	Intellectual Property
Schedule 4.17	–	Hazardous Materials
Schedule 4.18	–	Insurance
Schedule 4.19	–	Deposit and Disbursement Accounts
Schedule 4.23	–	Conflicts of Interest
Schedule 4.24	–	Franchises
Schedule 7.2	–	Investments
Schedule 7.3	–	Indebtedness
Schedule 7.4	–	Transactions with Affiliates
Schedule 7.7	–	Existing Liens
Schedule 7.10	–	Financial Covenants
Schedule 7.13(e)	–	Management Fees
Schedule 9.1(j)	–	Judgments
Schedule 9.1(p)	–	Borrowing Availability at Closing
Annex A	–	Administrative Agent’s Wire Transfer Information
Annex B	–	Closing Checklist

-v-

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of [                    ], 2010 among MRRC Merger Co., a Delaware corporation (the “Borrower”), the other Loan Parties (as hereinafter defined) party hereto from time to time, the Lenders (as hereinafter defined) party hereto from time to time, and GCI Capital Markets LLC, a Delaware limited liability company, as administrative agent for the Lenders. The Subsidiaries (as hereinafter defined) of Target (as hereinafter defined) which execute this Agreement as “Guarantors” will not be deemed to be parties hereto until the consummation of the Merger (as hereinafter defined), and at such time will become parties hereto without the taking of any further action.

RECITALS

WHEREAS, Borrower desires that Lenders extend revolving and term credit facilities to Borrower of up to Forty-Six Million One Hundred Twenty Thousand and No/100 Dollars ($46,120,000) in the aggregate for the purposes of financing the Acquisition (as hereinafter defined), [refinancing certain obligations of Target (as hereinafter defined) on the Closing Date (as hereinafter defined)], paying related fees, costs and expenses in connection with this Agreement and the Acquisition and funding working capital and other general corporate purposes of the Borrower (including Capital Expenditures (as hereinafter defined) not made in violation of the terms of this Agreement), and for this purpose, Lenders are willing to make certain loans and other extensions of credit to the Borrower of up to such amount, upon the terms and conditions set forth herein;

WHEREAS, the Guarantors (as hereinafter defined) are willing to guaranty the Obligations (as hereinafter defined);

WHEREAS, the Loan Parties desire to secure all of their Obligations under the Loan Documents (as hereinafter defined) by granting to Administrative Agent (as hereinafter defined), for the benefit of the Secured Parties (as hereinafter defined), a security interest in and lien upon substantially all of their existing personal property and after acquired personal and real property, subject to certain exceptions agreed by the parties;

WHEREAS, each Loan Party desires to pledge to Administrative Agent, for the benefit of the Secured Parties, all of the Stock (as hereinafter defined) of each of its Subsidiaries (as hereinafter defined) to secure the Obligations, subject to any limitations set forth herein relating to Foreign Subsidiaries (as hereinafter defined); and

WHEREAS, all Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement (as hereinafter defined), are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the meanings specified therefor on Schedule 1.1.

1.2 Interpretive Matters.

(a) All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule. References to any contract, instrument or agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such contract, instrument or agreement and, unless any prior consent of the Administrative Agent, any Lender or the Loan Parties expressly required hereunder is not obtained, any modification, amendment, restatement or amendment and restatement to any term of such contract, instrument or agreement.

(b) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. All certificates of officers of Loan Parties shall be executed solely in their representative capacities on behalf of Loan Parties and not in their individual capacities.

(c) Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then Borrower, Administrative Agent and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), including, but not limited to, the FASB Accounting Standards Codification™, (b) changes in accounting principles concurred in by the Borrower’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, or, in each case, any FASB Accounting Standards Codification™ having a similar result or effect, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. If Administrative Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Administrative Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VII shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financing Accounting Standard or FASB Accounting Standards Codification™ having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.” For so long as Borrower uses a 52/53 week accounting concept, references herein to the last day of a calendar year, calendar quarter or calendar month will be deemed to refer to the last day of the corresponding fiscal year, fiscal quarter or fiscal month.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1 Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to the Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances under the Revolving Loan Commitment (each, an “Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. The aggregate amount of Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount and (B) the Borrowing Base, in each case less the sum of the Letter of Credit Obligations outstanding at such time (such aggregate amount of Advances permitted to be outstanding at any one time, the “Borrowing Availability”); provided that Advances on the Closing Date and the aggregate amount of Letter of Credit Obligations outstanding on the Closing Date shall not exceed the applicable amounts set forth on Schedule 3.1(l) hereto. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and, subject to Borrowing Availability, reborrow under this Section 2.1(a) for the purposes described in Section 2.4. Each Advance shall be made on notice by Borrower to Administrative Agent at the address specified herein. Those notices must be given no later than (a) in the case of an Index Rate Loan borrowing, 11:30 a.m. New York time on the proposed date of such borrowing (but no later than 11:30 a.m. New York time at least one (1) Business Day prior to the proposed date of such borrowing in the case of a requested Index Rate Loan greater than $1,000,000), and (b) in the case of a LIBOR Loan borrowing, noon New York time at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice (a “Notice of Advance”) must be given in writing (by telecopy, email, Electronic Record or overnight courier) substantially in the form of Exhibit 2.1(a)(i) and shall include the information required in such Exhibit. If Borrower desires to have the Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 2.5(e). Administrative Agent shall notify each Revolving Lender promptly after receipt of a Notice of Advance of the details thereof by telecopy, telephone, email, Electronic Record or other similar form of transmission. Each Revolving Lender shall, severally and not jointly, make the amount of such Lender’s Pro Rata Share of each Advance available to Administrative Agent in same day funds by wire transfer to Administrative Agent’s Account not later than 1:30 p.m. New York time on the requested funding date so that Administrative Agent may make such Advance available to Borrower in same day funds by wire transfer to Borrower’s account set forth on Borrower’s signature page attached hereto.

(ii) Administrative Agent may, but shall not be obligated to, make available to Borrower the aggregate Advance requested in any Notice of Advance, on the assumption that each Revolving Lender will make its Pro Rata Share of such Advance available to Administrative Agent. If Administrative Agent elects to make any Revolving Lender’s Pro Rata Share of a requested Advance available to Borrower, prior to Administrative Agent’s receipt of funds from such Revolving Lender, and if such Revolving Lender fails to pay the amount of its Pro Rata Share of such Advance to Administrative Agent as required hereunder, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately repay such portion of such Advance to Administrative Agent. Any such repayment shall be accompanied by accrued interest thereon at the rate of interest then applicable to Advances which are Index Rate Loans. Without duplication of the foregoing, the Revolving Lender whose Pro Rata Share of a requested Advance was disbursed to Borrower by Administrative Agent prior to Administrative Agent’s receipt of funds from such Revolving Lender, shall promptly make its Pro Rata Share of such Advance available to Administrative Agent, and if any Revolving Lender fails to make such amount available to Administrative Agent by the time required hereunder, such amount shall be paid together with accrued interest thereon at the rate of interest then applicable to Advances which are Index Rate Loans.

(iii) The entire unpaid balance of the aggregate Revolving Loan and all other Revolver Obligations shall be due and payable in full on the Commitment Termination Date, if not sooner paid in full in accordance with the terms of the Loan Documents (without limiting Borrower’s obligation to timely make all payments required under the terms of the Loan Documents).

(iv) Each Advance shall be in a minimum amount of $200,000 or any greater multiple of $100,000.

(b) Term A Loan.

(i) Subject to the terms and conditions of this Agreement, on the Closing Date, each Term A Loan Lender agrees, severally and not jointly, to make a Term A Loan to Borrower in an original principal amount equal to such Term A Loan Lender’s Pro Rata Share of the Term A Loan Commitment. Amounts paid or prepaid in respect of the Term A Loan may not be reborrowed.

(ii) The Term A Loan shall be repaid, beginning on September 30, 2010 and on the last day of each Fiscal Quarter thereafter, in an amount equal to the respective amount set forth opposite the dates indicated on Schedule 2.1(b)(ii) hereto, with the remaining principal amount of the Term A Loan then outstanding due and payable in full on the Term A Loan Maturity Date. [If the Closing Date occurs after August 31, 2010, the first payment date above will be December 31, 2010, the Term A Loan Maturity will be September 30, 2015 and Schedule 2.1(b)(ii) will otherwise be adjusted as previously discussed by the parties.]

(iii) Notwithstanding the foregoing clause (ii), the entire unpaid balance of the aggregate Term A Loan and all other Term A Loan Obligations shall be due and payable in full on the Term A Loan Maturity Date, if not sooner paid in full in accordance with the terms of the Loan Documents (without limiting Borrower’s obligation to timely make all payments required under the terms of the Loan Documents).

(c) Reliance on Notices. Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Advance, Notice of Conversion/Continuation or similar notice believed thereby to be genuine. Administrative Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Administrative Agent has actual knowledge to the contrary.

2.2 Letters of Credit.

(a) Issuance. Subject to the terms and conditions of this Agreement, the Revolving Loan Commitment may be used, from time to time prior to the Commitment Termination Date, upon the request of Borrower for Borrower’s account, for the incurrence of Letter of Credit Obligations, by Administrative Agent causing, whether through the issuance by Administrative Agent or any of its Affiliates of support agreements, reimbursement agreements, guarantees or otherwise, Letters of Credit to be issued (by a bank or other legally authorized Person designated by Administrative Agent (which Person may be Administrative Agent or an Affiliate thereof) and reasonably acceptable to Borrower (each, an “L/C Issuer”)) for Borrower’s account. Each Revolving Lender shall, subject to the terms and conditions hereinafter set forth and based upon its Pro Rata Share relating to the Revolving Loan, purchase (and be deemed to have purchased) risk participations in all Letters of Credit Obligations incurred with the written consent of Administrative Agent, as more fully described in Section 2.2(b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) $2,500,000 (the “L/C Sublimit”), (ii) the Maximum Amount less the aggregate outstanding principal balance of the Advances, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Advances. The provisions of the immediately preceding sentence are subject, only on the Closing Date, to Section 9.1(p). Unless otherwise agreed in writing by Administrative Agent, no such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and no Revolving Lender shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date which is later than five (5) days prior to the Commitment Termination Date. Notwithstanding the foregoing, if the L/C Issuer permits the issuance of Letters of Credit having an automatic annual renewal feature, such Letters of Credit will be permitted hereunder provided that they have a final expiry date which is not later than five (5) days prior to the Commitment Termination Date.

(b) Advances Automatic; Participations.

(i) In the event that Administrative Agent or any Revolving Lender shall make any payment to an L/C Issuer on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute an Advance to the Borrower under Section 2.1(a) regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding the Borrower’s failure to satisfy the conditions precedent set forth in Section 3, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with this Agreement. The failure of any Revolving Lender to make available to Administrative Agent its Pro Rata Share of any such Advance or payment by Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii) If the L/C Issuer is a Revolving Lender or if it shall be illegal or unlawful for Borrower to incur Advances as contemplated by Section 2.2(b)(i) above because of an Event of Default described in Section 9.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed with respect to any Letter of Credit Obligation, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Advances.

(c) Cash Collateral.

(i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Commitment Termination Date, Borrower will pay to Administrative Agent, for the benefit of Secured Parties, cash or Cash Equivalents in an amount equal to one hundred five percent (105%) of the aggregate of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower plus expected Letter of Credit Fees to be earned thereon. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Administrative Agent (including an account at the Administrative Agent if the Administrative Agent is a bank or other financial institution capable of maintaining deposits). The Cash Collateral Account shall be (i) in the name of the Borrower, and shall be pledged to, and subject to the control (as defined in the Code) of, Administrative Agent, for the benefit of the Secured Parties, in a manner satisfactory to Administrative Agent or (ii) if elected by Administrative Agent in its sole discretion, in the name of and owned by Administrative Agent, subject to the exclusive control of Administrative Agent, for the benefit of the Secured Parties. Borrower hereby pledges and grants to Administrative Agent, on behalf of the Secured Parties, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due, and this Agreement shall constitute a security agreement under applicable law for this purpose. The Cash Collateral Account shall be an interest-bearing account.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall, as required by Administrative Agent, either (A) provide cash collateral therefor in the manner described above, (B) cause all such Letters of Credit and guaranties and other support thereof to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to one hundred five percent (105%) of the aggregate of the maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate plus expected Letter of Credit Fees to be earned thereon and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Administrative Agent in its sole discretion.

(iii) From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Administrative Agent may elect, as shall be or shall become due and payable by Borrower to Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations of Borrower then due and payable in the order set forth in Section 2.8.

(iv) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations when due and owing in the order set forth in Section 2.8 and, if all Obligations (other than contingent indemnity obligations for which no outstanding claim has been made) have been paid in full in cash and all Commitments terminated, any remaining amount shall be paid to Borrower or as otherwise required by law.

(d) Fees and Expenses. Borrower agrees to pay to Administrative Agent, for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses Administrative Agent or any Revolving Lender is required to reimburse any L/C Issuer in respect of any Letter of Credit and all other reasonable costs and expenses incurred by Administrative Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to (A) a per annum rate equal to the Revolver LIBOR Margin in effect during such month multiplied by (B) the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Administrative Agent, for the benefit of the Revolving Lenders, in arrears, on the first Business Day of each month. In addition, without duplication of the amounts described in clause (i) of this paragraph, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Administrative Agent at least three (3) Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates and describing generally the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the requested Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed L/C Application. Notwithstanding anything contained herein to the contrary, L/C Applications by Borrower and approvals by Administrative Agent may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Administrative Agent and the L/C Issuer.

(f) Obligation Absolute. The obligation of Borrower to reimburse Administrative Agent, Revolving Lenders and the applicable L/C Issuer for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Administrative Agent or the L/C Issuer with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, set-off, defense or other right which Borrower or any of its Affiliates or any Revolving Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Revolving Lender, L/C Issuer, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Administrative Agent or any L/C Issuer under any Letter of Credit or guaranty or other support thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty or other support, except as set forth in the proviso to clause (iii) of the second paragraph of Section 2.2(g) below;

(v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

(g) Indemnification; Nature of Lenders’ Duties. In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Administrative Agent, each Revolving Lender and each L/C Issuer from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Administrative Agent, any Revolving Lender or any L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or guaranty or other support thereof, or (ii) the failure of Administrative Agent, any Revolving Lender or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty or other support thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Administrative Agent, such Revolving Lender or such L/C Issuer (as finally determined by a court of competent jurisdiction), as applicable. The obligations of Borrower under this Section 2.2(g) shall be deemed to constitute Guaranteed Indebtedness.

As between Administrative Agent, any Revolving Lender, any L/C Issuer and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law none of Administrative Agent, any Revolving Lender or L/C Issuer shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that in the case of any payment by Administrative Agent or the L/C Issuer under any Letter of Credit or guaranty or other support thereof, Administrative Agent or such L/C Issuer shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty or other support thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty or other support thereof; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty or other support thereof or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty or other support thereof; and (viii) for any consequences arising from causes beyond the control of Administrative Agent, any Revolving Lender or any L/C Issuer. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent’s, any Revolving Lender’s or any L/C Issuer’s rights or powers under this Agreement.

Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any L/C Application, reimbursement agreement or similar document, instrument or agreement between or among Borrower and such L/C Issuer.

(h) Drawings and Reimbursements; Funding of Participations.

(i) Notwithstanding anything to the contrary contained herein, upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer, pursuant to previously issued directions from Administrative Agent, shall notify the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m. New York time on the date of any payment by the L/C Issuer with respect to a Letter of Credit (each such date, an “L/C Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Revolving Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of a Revolving Loan that is an Index Rate Loan to be disbursed on the L/C Honor Date in an amount equal to the Unreimbursed Amount, regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding the Borrower’s failure to satisfy the conditions precedent set forth in Section 3. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.2(h) may be given by telephone if promptly confirmed in writing; provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.2(h) wire transfer funds to the Administrative Agent’s Account, for the benefit of the Administrative Agent on account of the L/C Issuer, in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 2:00 p.m. New York time on the first Business Day following the L/C Honor Date or such later date specified in such notice by the Administrative Agent, whereupon, each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is an Index Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

2.3 Prepayments.

(a) Voluntary Prepayments. Borrower may at any time and from time to time (i) voluntarily prepay all or part of the Advances, (ii) on at least five (5) Business Days’ prior written notice to Administrative Agent, permanently reduce (but not terminate except in accordance with the provisions below) the aggregate Revolving Loan Commitment and (iii) on at least two (2) days’ prior written notice to Administrative Agent, voluntarily prepay all or part of the Term A Loan; provided, however, that (A) any such prepayments or reductions shall be in a minimum amount of $200,000 and integral multiples of $100,000 in excess of such amount in the case of the Advances and Revolving Loan Commitment (or such lesser amount outstanding), (B) any such prepayments or reductions shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount in the case of the Term A Loan (or such lesser amount outstanding), and (C) any such reduction in the Revolving Loan Commitment shall only be permitted if, after giving effect thereto, the aggregate Revolving Loan Commitments are not less than $2,500,000 and Borrowing Availability less the aggregate outstanding principal balance of Advances shall not be less than $2,500,000. In addition, Borrower may at any time on at least five (5) days’ prior written notice to Administrative Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Obligations shall be immediately due and payable in full. Any such voluntary (or, per the immediately preceding sentence, required) prepayment of the Advances and/or Term A Loan and any such reduction or termination of the Revolving Loan Commitment must be accompanied by the payment of the fee required by

Section 2.6(b), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 2.10. Upon any such prepayment and reduction or termination of the Revolving Loan Commitment Borrower’s right to request Advances and Letters of Credit shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied, provided that Protective Advances and interest thereon must be repaid before any prepayment is applied to any other Loan and any partial prepayment of the Term A Loan made by or on behalf of Borrower shall be applied to the remaining scheduled installments of the Term A Loan (including the final installment due on the Term A Loan Maturity Date) on a pro rata basis. All reductions of the Revolving Loan Commitment shall be shared by the Revolving Lenders based on their Pro Rata Shares of the Revolving Loan Commitment.

(b) Mandatory Prepayments.

(i) If at any time the outstanding principal balance of the aggregate Revolving Loan exceeds an amount equal to (x) the lesser of (A) the Maximum Amount and (B) the Borrowing Base less (y) the aggregate Letter of Credit Obligations outstanding at such time, Borrower shall immediately repay the aggregate outstanding Advances to the extent required to eliminate such excess. The provisions of the immediately preceding sentence are subject, only on the Closing Date, to Section 9.1(p). If any such excess remains after repayment in full of the aggregate outstanding Advances, Borrower shall provide cash collateral, guaranties or other support to Administrative Agent for the Letter of Credit Obligations in the manner set forth in Section 2.2 to the extent required to eliminate such excess.

(ii) Within five (5) Business Days of receipt by any Loan Party or any of its Subsidiaries of cash proceeds of any asset disposition (including any disposition of Stock of any Subsidiary of any Loan Party), insurance proceeds paid in respect of any casualty loss relating to any assets or property of such Person or proceeds of a Condemnation Event (other than asset disposition, insurance and/or Condemnation Event proceeds of less than $500,000 in the aggregate in any Fiscal Year and all proceeds of asset dispositions permitted by Sections 7.8(a), 7.8(b) and 7.8(d)), Borrower shall prepay the Loans and other Obligations in an amount equal to all such cash proceeds, net of (I) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by a Loan Party or its Subsidiary in connection therewith (in each case, paid to non-Affiliates), (II) transfer taxes, (III) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (IV) an appropriate reserve for income or other applicable taxes in accordance with GAAP in connection therewith; provided that no prepayment shall be required in connection with such an asset disposition, casualty loss or Condemnation Event if the proceeds thereof are reinvested by the Person receiving such proceeds in a similar asset (or, in the case of insurance proceeds, used to repair, refurbish, restore, replace or rebuild the asset giving rise to such proceeds) within one hundred eighty 180 days following receipt thereof, but only to the extent that the Borrower notifies

Administrative Agent of such Person’s intent to make such reinvestment at the time such proceeds are received and when such reinvestment occurs no Default or Event of Default shall then be in existence. Any such prepayment shall be applied in accordance with Section 2.3(c) below (either at the time of receipt thereof or upon expiration of the 180-day period described above if the proceeds are not so reinvested (or, in the case of insurance proceeds, not used to repair, refurbish, restore, replace or rebuild the asset giving rise to such proceeds) within such period as permitted in this Section 2.3(b)(ii)), and shall be accompanied by LIBOR funding breakage costs as required under the terms of this Agreement, in each case to the extent applicable. Notwithstanding anything to the contrary contained in the foregoing, all insurance proceeds which are to be made available to a Loan Party or one of its Subsidiaries to reinvest shall, until such time as reinvested pursuant to the terms hereof, be maintained in a Blocked Account or held as Cash Equivalents in a securities account, for which the applicable securities intermediary has agreed, pursuant to a securities account control agreement reasonably acceptable to Administrative Agent and sufficient to grant control to the Administrative Agent under the Code, to comply with entitlement and disposition orders originated by Administrative Agent, without further consent or direction from any Loan Party or any other Person.

(iii) If any Loan Party or any of its Subsidiaries issues Stock (other than issuances (A) by Holdings to the extent the proceeds thereof are used to finance any Capital Expenditures to the extent permitted under this Agreement, (B) by Holdings to Sponsor or any of its Affiliates or to a Lender or any of its Affiliates or to any current or former officer, director, manager or employee of a Loan Party, (C) by Holdings to any Persons other than those described in clause (B), in an aggregate amount for all such issuances not to exceed $10,000,000 during the term of this Agreement or (D) by Borrower to Holdings or by any Subsidiary to another Loan Party), or incurs any Indebtedness (other than Indebtedness permitted to be incurred under Section 7.3), no later than the Business Day following the date of receipt of the cash proceeds thereof by any Loan Party or any of its Subsidiaries, the Borrower shall prepay the Loans and other Obligations in an amount equal to all such cash proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.3(c) below and shall be accompanied by LIBOR funding breakage costs as required under the terms of this Agreement, in each case to the extent applicable.

(iv) Until the Termination Date, Borrower shall prepay the Term A Loan no later than the date that is ninety-five (95) days following the end of the Fiscal Year ending December 31, 2010 and each Fiscal Year of the Borrower thereafter, in an amount equal to seventy-five percent (75%) of Excess Cash Flow for the immediately preceding Fiscal Year; provided that in the case of the payment to be made with respect to the Fiscal Year ending December 31, 2010, Excess Cash Flow will be calculated for the period commencing on the Closing Date and ending on December 31, 2010; provided further that the percentage of Excess Cash Flow that shall be required to be prepaid in accordance with this clause (iv) in respect of a particular Fiscal Year shall be reduced to fifty percent (50%) if the Total Leverage Ratio as of the last day of such Fiscal Year is less than 2.50 to 1.00, as determined by the applicable Compliance Certificate delivered with the annual Financial Statements for such Fiscal Year pursuant to Section 5.1(d) (provided that in no event shall any such reduction occur unless the Borrower delivers to Administrative Agent such a Compliance Certificate). Any prepayments from Excess Cash Flow paid pursuant to this Section 2.3(b)(iv) shall be applied to reduce the remaining scheduled installments of the Term A Loan (including the final installment due on the Term A Loan Maturity Date) on a pro rata basis and shall be accompanied by LIBOR funding breakage costs as required under the terms of this Agreement. Each such prepayment shall be accompanied by a certificate signed by a Responsible Officer of Borrower certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in the form of Exhibit 2.3(b)(iv) hereto.

(c) Application of Certain Mandatory Prepayments. Subject to the provisions of Section 2.8, any prepayments made by Borrower pursuant to Sections 2.3(b)(ii) and (b)(iii) shall be applied as follows: first, to Protective Advances; second, to Advances to the extent that after giving effect to the event giving rise to such proceeds and any related modification of the most recently delivered Availability Certificate to reflect such event, a mandatory prepayment of the Revolving Loan would be required pursuant to Section 2.3(b)(i); third, to the outstanding principal balance of the Term A Loan; fourth, to the outstanding principal balance of the Advances; fifth, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Section 2.2; and sixth, to any other Obligations then outstanding; provided that (i) any partial prepayment of the Term A Loan made by or on behalf of Borrower shall be applied to reduce the remaining scheduled installments of the Term A Loan (including the final installment due on the Term A Loan Maturity Date) on a pro rata basis, and (ii) any prepayment of a Loan shall be applied first to the portion of such Loan comprised of Index Rate Loans and then to the portion of such Loan comprised of LIBOR Loans, in the direct order of LIBOR Period maturities. Notwithstanding anything to the contrary contained herein, the Revolving Loan Commitment shall not be permanently reduced by the amount of any prepayments pursuant to Section 2.3(b).

(d) No Deemed Consent. Nothing in this Section 2.3 shall be construed to constitute Administrative Agent’s or any Lender’s consent to any transaction referred to in Sections 2.3(b)(ii) and (b)(iii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

2.4 Use of Proceeds.

Borrower shall utilize the proceeds of the Loans funded under the Revolving Loan Commitment and the proceeds of the Term A Loan solely for financing the Acquisition, [refinancing certain obligations of Borrower on the Closing Date (as set forth with more specificity on Schedule 2.4),] payment of fees, costs and expenses in connection with this Agreement and the Acquisition and the funding of Borrower’s working capital and for other general corporate purposes (including Capital Expenditures not made in violation of the terms of this Agreement). Schedule 2.4 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

2.5 Interest and Applicable Margins.

(a) Borrower shall pay interest to Administrative Agent, for the ratable benefit of Lenders in accordance with the Loans made by each Lender, in each case in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the outstanding Advances and all other Obligations (other than the Term A Loan) that are due and payable, the Index Rate plus the Revolver Index Margin per annum or, at the election of Borrower with respect to the outstanding Advances, the applicable LIBOR Rate plus the Revolver LIBOR Margin per annum, based on the aggregate outstanding Advances and such other Obligations (other than Term A Loan) that are due and payable from time to time, and (ii) with respect to the Term A Loan, the Index Rate plus the Term A Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Term A Loan LIBOR Margin per annum. The Revolver Index Margin and the Term A Loan Index Margin will each be 5.75% per annum, and the Revolver LIBOR Margin and the Term A Loan LIBOR Margin will each be 7.00%.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the due date thereof will be extended to the next succeeding Business Day (except for interest on a LIBOR Loan accrued during any LIBOR Period which, pursuant to clause (a) of the definition of LIBOR Period is required to end on the LIBOR Business Day immediately preceding the day on which, but for such clause (a), it would have ended and except for the principal portion of such LIBOR Loan payable on such day, which will also be paid on said immediately preceding LIBOR Business Day), and, with respect to payment of principal, interest thereon shall accrue at the then applicable rate during such extension.

(c) All computations of (i) Fees and (ii) interest on the LIBOR Loans, shall be made by Administrative Agent on the basis of a three hundred sixty (360) day year and the actual number of days occurring in the period for which such interest and Fees are payable. All computations of interest on the Index Rate Loans shall be made by Administrative Agent on the basis of a three hundred sixty-five (365) day year (three hundred sixty-six (366) days in the case of a leap year) and the actual number of days occurring in the period for which such interest is payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Administrative Agent of an interest rate hereunder shall be final, binding and conclusive, absent manifest error.

(d) Automatically and for so long as any Event of Default shall have occurred and be continuing under Section 9.1(a), (h) or (i) (or at the election of Administrative Agent or Requisite Lenders for so long as any other Event of Default shall have occurred and be continuing), the interest rates applicable to the Loans and the Revolver LIBOR Margin used in the determination of the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates otherwise applicable hereunder (the “Default Rate”) and all other outstanding Obligations shall bear interest at a Default Rate equal to (i) in the case of past due interest, the Default Rate applicable to the Loans giving rise to such interest and (ii) in the case of all other Obligations, the Default Rate applicable to Advances that are Index Rate Loans. Unless otherwise agreed to by Requisite Lenders, interest and Letter of Credit Fees at the Default Rate shall accrue retroactively from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable on demand at Administrative Agent’s election.

(e) Borrower shall have the option to (i) request that any Advances or all or any portion of the Term A Loan be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.10 if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Loans for which Borrower has not elected the LIBOR option shall be Index Rate Loans. During the continuation of any Event of Default, Administrative Agent or Requisite Lenders may terminate Borrower’s right to exercise the options set forth in this Section 2.5(e). Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $200,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by noon New York time on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by noon New York time on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Administrative Agent in writing, by telecopy, email, Electronic Record or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5(e). Notwithstanding the foregoing, (i) at no time shall there be more than five (5) LIBOR Loans outstanding and (ii) Loans shall not be permitted to bear interest at the LIBOR Rate until the date that is two (2) Business Days following the Closing Date.

(f) Notwithstanding anything to the contrary set forth in this Section 2.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Administrative Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.8 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.6 Fees.

(a) The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between Borrower and the Administrative Agent dated as of the Closing Date (as amended from time to time, the “Fee Letter”).

(b) As additional compensation for the Revolving Lenders, Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee in respect of the Lenders’ Revolving Loan Commitments in an amount equal to three-quarters of one percent (0.75%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan outstanding (including in such outstanding closing balances, Letters of Credit and, without duplication, corresponding Letter of Credit Obligations) during the period for which such fee is due.

2.7 Receipt of Payments.

(a) With respect to payments under this Agreement and the other Loan Documents on account of all Revolver Obligations, Term A Loan Obligations and other Obligations payable to Administrative Agent or any Lender in its capacity as such, Borrower shall make each such payment not later than 2:00 p.m. New York time on the day when due in immediately available funds in Dollars to the Administrative Agent’s Account (or to such other account(s) as are designated in writing by Administrative Agent to Borrower pursuant to the last sentence of this Section 2.7). For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Administrative Agent’s Account (or such other account(s) as are designated in writing by Administrative Agent to Borrower pursuant to the last sentence of this Section 2.7), as applicable and in accordance with the terms of this Agreement, prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day shall be deemed to have been received on the following Business Day. Upon written notice to Borrower from Administrative Agent (which notice may be given at any time and from time to time and in Administrative Agent’s sole and absolute discretion), Borrower shall make payments that are owed to or for the benefit of any Secured Party directly to the Secured Party entitled thereto pursuant to wire transfer instructions provided by Administrative Agent in such notice.

(b) Payments received by Administrative Agent in respect of the Obligations (including without limitation the proceeds of Collateral), if received by 2:00 p.m. New York time on any Business Day, will be paid to the Lenders based upon their applicable Pro Rata Shares of such payments on such day, and in the event that any such amounts are received after 2:00 p.m. New York time on a Business Day, such amount shall be paid to the Lenders based upon their applicable Pro Rata Shares on the next Business Day. Notwithstanding the foregoing, Administrative Agent shall be entitled to set off any funding shortfall attributable to a Non-Funding Lender of the type described in clause (a) of the definition thereof against that Non-Funding Lender’s respective share of amounts otherwise to be paid to such Non-Funding Lender.

2.8 Application and Allocation of Payments.

(a) Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Administrative Agent and Lenders on the other, that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Administrative Agent may deem advisable notwithstanding any previous entry by Administrative Agent in the Loan Account or any other books and records.

(b) Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in such order as Administrative Agent may from time to time elect. In the absence of any specific election made by Administrative Agent pursuant to this clause (b), or if directed in writing by Requisite Lenders, payments and proceeds received by Administrative Agent pursuant to this clause (b) shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations; sixth, to the principal amount of all other Obligations then due and owing and to provide cash collateral to secure any then outstanding Letter of Credit Obligations and payment of related fees; seventh, to all other outstanding Obligations (other than those described in clauses eighth and ninth below); eighth, to provide cash collateral to secure any contingent Obligations, but excluding Obligations in respect of other Hedge Agreements; and ninth, to provide cash collateral to secure Obligations owing to any Eligible Hedge Counterparty in respect of Hedge Agreements.

(c) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); sixth, ratably to the principal amount of all other Obligations outstanding, and to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related fees herein; seventh, to all other outstanding Obligations and contingent Obligations excluding Obligations in respect of other Hedge Agreements; and eighth, to Obligations owing to any Eligible Hedge Counterparty in respect of any Hedge Agreements.

(d) Any balance remaining after giving effect to the applications set forth in this Section 2.8 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 2.8, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

(e) Administrative Agent is authorized (but not obligated) to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 6.4(a)) and interest and principal, other than principal of the Revolving Loan (and during the continuance of an Event of Default, other than the principal and any interest on the Term A Loan), owing by Borrower under this Agreement or any of the other Loan

Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the balance of the aggregate Advances to exceed Borrowing Availability but not if such charges would cause the aggregate Advances to exceed the Maximum Amount less Letter of Credit Obligations. Any charges so made shall, unless prohibited by applicable law, constitute part of the Revolving Loan hereunder and may be made regardless of whether the condition set forth in Section 3.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect thereto.

2.9 Protective Advances.

(a) Administrative Agent is authorized by the Borrower and the Lenders to, from time to time in Administrative Agent’s Permitted Discretion (but Administrative Agent shall not have any obligation to), make disbursements and advances to the Borrower, on behalf of all Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 12.3) and other sums payable under the Loan Documents (any of such loans are herein referred to as “Protective Advances”); provided that after giving effect to the making of a Protective Advance the aggregate amount of outstanding Protective Advances shall not exceed $500,000. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall accrue interest at a per annum rate equal to the Index Rate plus the Revolver Index Margin plus, at all times an Event of Default has occurred and is continuing, two percent (2%). Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon Administrative Agent’s receipt thereof.

(b) Upon the making of a Protective Advance by Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the Commitments, payable on demand of Administrative Agent. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share (based on the aggregate amount of all Commitments) of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Protective Advance.

2.10 LIBOR Breakage.

To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (excluding in any event any loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other Obligations. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 2.10, and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

2.11 Taxes.

(a) Any and all payments by a Loan Party hereunder (including any payments made pursuant to Article XIII) or under the Notes or any other Loan Document shall be made, in accordance with this Section 2.11, free and clear of and without deduction for any and all present or future Taxes, except as provided in the next sentence. If a Loan Party shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Article XIII) or under the Notes or any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) Administrative Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, and (iii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

(b) Each Loan Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Administrative Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by Administrative Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes or any other Loan Document are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Administrative Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Administrative Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if at the time such Person is to become a Lender (i) such Person is unable to deliver a Certificate of Exemption and (ii) such Person is not entitled to a full exemption from withholding tax.

(d) Each Lender that is a United States person under Section 7701(a)(30) of the IRC shall, at the reasonable request of Borrower or Administrative Agent, deliver to the requesting party two (2) United States Internal Revenue Service Form W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender is exempt from United States backup withholding.

2.12 Capital Adequacy; Increased Costs; Illegality.

(a) If any Lender shall have determined that the adoption after May 9, 2010 of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case adopted after May 9, 2010, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Administrative Agent) pay to Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction (but in any event without duplication of any compensation already paid by operation of the definition of “LIBOR Rate” herein). A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Administrative Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case applied after May 9, 2010, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any LIBOR Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Administrative Agent) pay to Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such increased cost (but in any event without duplication of any compensation already paid by operation of the definition of “LIBOR Rate” herein). A certificate as to the amount of such increased cost, submitted to Borrower and to Administrative Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.12(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into a Loan bearing interest based on the Index Rate.

(d) The obligation of Borrower to make payments to any Lender pursuant to Sections 2.12(a) and 2.12(b) shall be limited to amounts that accrue on and after the day which is one hundred eighty (180) days prior to the date on which such Lender first makes demand therefor.

2.13 Lenders’ Evidence of Indebtedness.

Borrower agrees that: (i) upon written notice by any Lender to Borrower that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrower shall promptly (and in any event within five (5) Business Days of any such request) execute and deliver to such Lender an appropriate Revolving Note (substantially in the form of Exhibit 2.13(a)) or Term A Loan Note (substantially in the form of

Exhibit 2.13(b) and (ii) upon any Lender’s written request, and in any event within five (5) Business Days of any such request, Borrower shall execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Revolving Note or Term A Loan Note outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to Borrower within a reasonable period of time after such Lender’s receipt of the replacement notes. Regardless whether or not any such promissory notes are issued, this Agreement shall evidence the Loans and other Obligations owing or payable by Borrower to the Lenders.

2.14 Single Loan.

All Loans to Borrower and all of the other Obligations arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions to the Initial Loans and Letter of Credit Obligations.

No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Administrative Agent, or waived in writing by Administrative Agent and Lenders:

(a) Documents. Administrative Agent shall have received each of the agreements, instruments, documents and other items set forth on Annex B, each in form and substance reasonably satisfactory to Administrative Agent and each fully executed, as applicable.

(b) Officer’s Certificate. The Officer’s Certificate set forth on Annex B shall be dated the Closing Date, and state that (i) since December 27, 2009 no event or condition has occurred or is existing which would reasonably be expected to have a Material Adverse Effect; (ii) subject to the penultimate paragraph of Section 3.2 below and Section 9.1(p) below, no Default or Event of Default exists or would exist taking into account the Loans to be made on the Closing Date, and (iii) the Cash Requirements and Capital Structure conditions set forth below have been satisfied.

(c) Financial Condition. Administrative Agent shall have received the Solvency Certificate listed on Annex B which shall state that (a) the Loan Parties, taken together as a group on a combined basis, will be Solvent upon the consummation of the transactions contemplated herein and the Related Transactions; (b) as of May 9, 2010 and based on the financial information made available to Borrower by Target and its Subsidiaries on or before such date, the Pro Forma Balance Sheet referenced in Section 4.4(b) fairly presents in all material respects the financial condition of the Loan Parties as of March 31, 2010 after giving effect to the transactions contemplated by the Loan Documents; and (c) the Projections referenced in Section 4.4(c) are based upon estimates and assumptions stated therein, all of which Borrower believed, as of May 9, 2010 and based on the financial information made available to Borrower by Target and its Subsidiaries on or before such date, to be reasonable and fair in light of current conditions and current facts then known to Borrower and, as of May 9, 2010 and based on the financial information made available to Borrower by Target and its Subsidiaries on or before such date, reflected Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein.

(d) Approvals; Waivers. Administrative Agent shall have received satisfactory evidence that the Loan Parties have obtained (i) all requisite approvals of the shareholders of the Target to the Acquisition, and (ii) all consents and approvals of Governmental Authorities (other than the certificate of merger for the Acquisition) set forth on Schedule 3.1(d) and all consents and approvals of all other Persons set forth on Schedule 3.1(d), to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions.

(e) Cash Requirements. On the Closing Date, and after allowing for the initial Loans and the payment of all fees, costs and expenses incurred on or before the Closing Date in connection with this Agreement and the Related Transactions, and after allowing for cash equity investments to be made in Holdings and Borrower on the Closing Date, the Borrower shall have, on a consolidated basis, at least $4,000,000 (increased to $6,800,000 if the payment described in paragraph (g) below has not yet been made) of cash-on-hand (inclusive of Closing Date Cash Collateral, but exclusive of cash (other than Closing Date Cash Collateral) the use of which by the Loan Parties is restricted by contract, lien, agreement, escrow arrangements or similar restrictions).

(f) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.6, and shall have reimbursed Administrative Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(g) Unpaid Wage Obligations. Evidence that (y) the payment (scheduled to be made on June 28, 2010) in the approximate amount of $2,800,000 required to be made under the Settlement Agreement and Release of Claims dated March 19, 2007 among Target, Kerry Bartlett, Justin Bates and certain other Persons has been made on a timely basis, or (z) the scheduled payment date for such payment has been delayed to a date after the Closing Date pursuant to order of the applicable court or other applicable judicial process.

(h) Capital Structure. In connection with the Acquisition, Holdings shall have received aggregate cash equity proceeds and rollover equity, of not less than $50,000,000 (of which not less than eighty percent (80%) of such cash equity proceeds and rollover equity shall come from Sponsor and its Affiliates). The aggregate equity invested in Holdings by Sponsor and its Affiliates will give Sponsor control of the Governing Body of Holdings and in any event will constitute not less than the greater of (y) sixty-six and two thirds percent (66-2/3%) of the equity of Holdings on a fully-diluted basis, and (z) the percent of equity of Holdings on a fully-diluted basis necessary to give Sponsor and its Affiliates voting control with respect to any super-majority equity vote or consent provisions (but not any provisions requiring a unanimous equity vote or consent, or consent of any particular holder of Stock (other than Sponsor and its Affiliates)) under the Organization Documents of Holdings, which super-majority equity vote or consent provisions are material to the interests of Lenders in their capacities as such under the Loan Documents.

(i) Consummation of Related Transactions. Administrative Agent shall have received fully executed copies of the Acquisition Agreement and each of the other material Related Transactions Documents (including any material amendments thereto since the date of this Agreement, which must comply with Section 7.17) to be entered into on or before the Closing Date (other than the Loan Documents). The Acquisition, the Merger and, to the extent contemplated to then be consummated, the other Related Transactions (other than the initial funding of the Loans and incurrence of Letter of Credit Obligations) shall have been consummated (or, substantially contemporaneously with the initial funding of the Loans and incurrence of Letter of Credit Obligations hereunder, will be consummated) in accordance with the terms of the Acquisition Agreement and the other Related Transactions Documents (in each case solely to the extent amended in compliance with the provisions of Section 7.17 and (except as consented to by Administrative Agent in writing and except for any waiver of the closing condition set forth in Section 7.2(e) of the Acquisition Agreement that Holdings and Merger Sub may grant) without giving effect to any waiver or other modification thereto which is adverse to the interests of Administrative Agent or any Lender in their capacities as such).

(j) No Adverse Change of Events. No event or condition that has had or would reasonably be expected to have a Material Adverse Effect shall have occurred since December 27, 2009.

(k) Liens. After giving effect to the closing of the Acquisition, Administrative Agent shall have first priority perfected security interests in substantially all personal property of Holdings, Target’s and its Subsidiaries, to the extent that such security interests may be perfected under the Code or by filings with the United States Patent and Trademark Office, and Administrative Agent shall have a first priority perfected pledge of all outstanding equity securities of Target’s and each of its Subsidiaries, in each case as contemplated by the other Loan Documents, but subject to Permitted Encumbrances and the provisions of Section 6.10.

(l) Initial Advances and Letter of Credit Obligations. Advances and Letter of Credit Obligations on the Closing Date shall not exceed the applicable amounts set forth on Schedule 3.1(l) hereto.

(m) Interim Financials. Administrative Agent shall have received Target’s monthly and quarterly consolidated unaudited financial statements for all interim periods subsequent to March 31, 2010 as have been prepared and made available to Parent by Target, but in any event Administrative Agent shall received such financial statements for each month ended more than forty-five (45) days prior to the Closing Date.

(n) Defaults and Events of Default. Subject to the penultimate paragraph of Section 3.2 below and Section 9.1(p) below, after giving effect to the closing of the Acquisition, no Default or Event of Default shall exist taking into account the Loans to be made and the Letters of Credit to be issued on the Closing Date.

(o) Schedule 4.8. Administrative Agent shall have received a true, correct and complete update to Schedule 4.8, as of the Closing Date, which updated schedule shall demonstrate compliance with the provisions of Section 3.1(h) above, and which updated Schedule 4.8 shall constitute Schedule 4.8 for all purposes hereof after the Closing Date.

(p) Conduct of Business. Prior to the Closing Date, Parent and Merger Sub shall not have conducted any business operations, acquired any assets or incurred any liabilities, other than those necessary or incidental to their obligations under the Related Transaction Documents and the consummation of the Related Transactions.

(q) Other Documents. Administrative Agent shall have received all information that will allow Administrative Agent and Lenders to identify the Loan Parties in accordance with the USA Patriot Act.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document, agreement and/or instrument required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable, on the Closing Date, and its acknowledgment that each of the conditions set forth above has been satisfied to its satisfaction.

3.2 Further Conditions to Each Loan.

Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan or incur any Letter of Credit Obligation if, as of the date thereof:

(a) Subject to the penultimate paragraph of this Section 3.2 (which pertains only to representations and warranties made to determine the Lenders’ obligations to make the initial Loans and incur the initial Letter of Credit Obligations on the Closing Date), any representation or warranty by any Loan Party contained herein or in any of the other Loan Documents (and solely for purposes of determining the obligation to fund Loans and incur

Letter of Credit Obligations on the Closing Date, any representation or warranty in the Acquisition Agreement) shall be untrue or incorrect in any material respect (or any such representation or warranty that is qualified as to materiality, including by references to “material,” “Material Adverse Effect”, “Company Material Adverse Effect” or dollar thresholds, shall be untrue or incorrect in any respect) as of such date (except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement) and in any case Administrative Agent or Requisite Lenders shall have determined not to make (or permit to be made) any Loan or incur (or permit to be incurred) any Letter of Credit Obligation so long as such representation or warranty remains untrue or incorrect; or

(b) Subject to the penultimate paragraph of this Section 3.2 (which pertains only to representations and warranties made to determine the Lenders’ obligations to make the initial Loans and incur the initial Letter of Credit Obligations on the Closing Date) and subject to Section 9.1(p) below (which applies only on the Closing Date), (i) any Event of Default shall have occurred and be continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Loan, and in either case Administrative Agent or the Requisite Lenders shall have determined not to make (or permit to be made) any Loan or incur (or permit to be incurred) any Letter of Credit Obligation so long as that Event of Default or Default is continuing; or

(c) Solely with respect to requests made after the Closing Date, to the extent such request is for an Advance or the incurrence of any Letter of Credit Obligation, the amount of such requested Advance or incurrence of a Letter of Credit Obligation shall cause the aggregate principal amount of outstanding Advances to exceed the Borrowing Availability under Section 2.1(a).

Notwithstanding the provisions of paragraph (a) and (b) above to the contrary, the only representations relating to Holdings, Merger Sub, Target and its Subsidiaries and the business of Target and its Subsidiaries, the accuracy of which shall be a condition to the availability of the Loans and Letters of Credit on the Closing Date, shall be (i) such of the representations made by Target with respect to itself, its Subsidiaries and their business in the Acquisition Agreement, but only to the extent (taking account of all materiality standards as provided in the Acquisition Agreement) that Parent and Merger Sub have the right under the Acquisition Agreement to terminate their obligations under the Acquisition Agreement or the right not to consummate the Acquisition as a result of a breach of such representations and (ii) the Specified Representations (as defined below). “Specified Representations” mean the representations in this Agreement relating to corporate existence, organizational power and authority to enter into Loan Documents, due authorization, execution, delivery and enforceability of the Loan Documents, the Investment Company Act, Federal Reserve margin regulations and Foreign Assets Control Regulations, Etc.

The request and acceptance by Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligation, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.2 have been satisfied (exclusive of any provision regarding a determination by Administrative Agent or Requite Lenders not to make (or permit to be made) any Loan or incur (or permit to be incurred) any Letter of Credit Obligation) and (ii) a reaffirmation by each Loan Party of the cross-guaranty provisions set forth in Article XIII and of the granting and continuance of Administrative Agent’s Liens, on behalf of itself and the other Secured Parties, pursuant to the Collateral Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Administrative Agent and each Lender with respect to all Loan Parties and their Subsidiaries, each and all of which shall be made after giving effect to the consummation of the Related Transactions (and as a result of which the term “Loan Parties and their Subsidiaries” will be deemed to include Target and its Subsidiaries) and shall survive the execution and delivery of this Agreement.

4.1 Corporate Existence; Compliance with Law.

Each Loan Party and each of its Subsidiaries (a) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (with respect to a Foreign Subsidiary, this representation and warranty shall be made using the equivalent concepts, if any, under its jurisdiction of incorporation, organization or formation, as applicable); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (with respect to a Foreign Subsidiary, this representation and warranty shall be made using the equivalent concepts, if any, under any jurisdiction outside the United States of America); (c) has the requisite corporate or company power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted, in each case in all material respects; (d) has (and is not in default under any of the following) all licenses, permits, certifications, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to satisfy the foregoing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (e) is not in default under any license, permit, certification or approval requirement of any customer, supplier or other Person (not including any Governmental Authority), except where such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (f) is in compliance with its Organization Documents in all material respects;

(g) is in compliance with all applicable Requirements of Law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, except in the case of this clause (g), for the matters disclosed at item[s] [        ] of Schedule 4.13 [items as previously discussed]; and (h) is in compliance with all injunctions, decrees and orders applicable to it except as individually or in the aggregate would not be material to such Persons. The parties agree that the reference set forth above to the matters disclosed at item[s] [        ] of Schedule 4.13 [items as previously discussed] shall not preclude the Administrative Agent and the Lenders from asserting Borrower’s inability to make a true and correct representation or warranty under Section 4.5 due to any event, condition, change, occurrence or development occurring after May 9, 2010 with respect to either of the matters disclosed at item[s] [        ] of Schedule 4.13 [items as previously discussed].

4.2 Executive Offices; FEIN.

As of the date hereof, the current location of the chief executive office and principal place of business of each Loan Party and each of its Subsidiaries is set forth in Schedule 4.2, and, except as set forth on Schedule 4.2, none of such locations have changed within the twelve (12) months preceding the date hereof. In addition, Schedule 4.2 lists the federal employer identification number of each Loan Party as of the date hereof.

4.3 Corporate Power, Authorization, Enforceable Obligations.

The execution, delivery and performance by each Loan Party and each of its Subsidiaries of the Related Transactions Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary or proper corporate or limited liability company action; (c) do not contravene any provision of such Person’s Organization Documents; (d) do not violate in any material respect any Requirement of Law, or any order or decree of any court or Governmental Authority; (e) except as set forth on Schedule 4.3(e), do not conflict in any material respect with or result in a material breach or the termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage or deed of trust, or any other material lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any material consent of any other Person, except in each case those which will have been duly obtained, made or complied with on or prior to the Closing Date and except those referred to on Schedule 4.3(g). On or prior to the Closing Date, each of the Related Transactions Documents to be executed on or prior to the Closing Date shall have been duly executed and delivered by each Loan Party and each of its Subsidiaries party thereto and each such Related Transactions Document shall then constitute a legal, valid and binding obligation of such Person enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.4 Financial Statements and Projections.

Except for the Projections, all Financial Statements concerning the Loan Parties and their Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and subject to normal year end adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) The following Financial Statements have been delivered to Administrative Agent on May 9, 2010 and acknowledged by the parties hereto on such date as the Financial Statements referenced herein:

(i) The audited consolidated balance sheet at December 27, 2009 and the related statement of income and cash flows of the Target and its Subsidiaries for the Fiscal Year then ended.

(ii) The unaudited consolidated balance sheet at March 31, 2010 and the related statement of income and cash flows of the Target and its Subsidiaries for the three (3) months then ended.

(b) Pro Forma Balance Sheet. The Pro Forma Balance Sheet delivered to Administrative Agent on May 9, 2010 and acknowledged by the parties hereto on such date as the Pro Forma Balance Sheet referenced herein was prepared by Borrower giving pro forma effect to the Related Transactions and was based on the unaudited consolidated balance sheet of the Target and its Subsidiaries dated March 31, 2010 referenced in clause (a)(ii) above.

(c) Projections. The Projections delivered to Administrative Agent on May 9, 2010 and acknowledged by the parties hereto on such date as the Projections referenced herein were prepared by Borrower as of May 9, 2010 in light of the past operations of the business of the Target and its Subsidiaries, but including future payments of known contingent liabilities reflected on the Pro Forma Balance Sheet, and reflect as of May 9, 2010 projections for the five year period continuing through June 30, 2015 on a quarter by quarter basis. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believed as of May 9, 2010 to be reasonable and fair in light of current conditions and current facts then known to Borrower and, as of May 9, 2010, reflected Borrower’s good faith and reasonable estimates of the future financial performance of the Loan Parties and their Subsidiaries and of the other information projected therein for the period set forth therein.

4.5 Material Adverse Effect.

Since December 27, 2009, (a) the Loan Parties and their Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, (b) there has been no event, condition, change, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, and (c) no Loan Party and no Subsidiary of a Loan Party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.6 Ownership of Property; Liens.

The real estate (“Real Estate”) listed on Schedule 4.6 constitutes, as of the date hereof, all of the real property owned, leased, subleased, or used by any Loan Party and its Subsidiaries, exclusive of real property not presently being used by any Loan Party. Each Loan Party and each Subsidiary of a Loan Party owns good and marketable fee simple title to all of its owned Real Estate that is material to the Loan Parties’ business on a consolidated basis, and valid and marketable leasehold interests in all of its leased Real Estate that is material to the Loan Parties’ business on a consolidated basis, and copies of all leases or a summary of terms thereof have been made available to Administrative Agent to the extent made available by Target to Borrower prior to the Closing Date. Each Loan Party and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets that are material to the Loan Parties’ business on a consolidated basis, and, except as set forth on Schedule 4.6, none of such properties and assets are subject to any Liens other than Permitted Encumbrances. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect except as, in each case, individually or in the aggregate would not be material to such Person. The Liens granted to Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Collateral Documents are fully perfected first priority Liens in and to the Collateral described therein, subject only to Permitted Encumbrances.

4.7 Labor Matters.

Except as set forth on Schedule 4.7, (a) no strikes or other material labor disputes against any Loan Party or any of its Subsidiaries are pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to have a Material Adverse Effect; (b) hours worked by and payment made to employees of each Loan Party and each of its Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all material payments due from any Loan Party or any Subsidiary of a Loan Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Person; (d) as of May 9, 2010, no Loan Party and no Subsidiary of a Loan Party was a party to or bound by any collective bargaining agreement, management agreement, material consulting agreement or material employment agreement (and true and complete copies of any agreements described on Schedule 4.7 have been made available to Administrative Agent); (e) as of May 9, 2010, there was no organizing activity involving any Loan Party or any Subsidiary of a Loan Party, which is material to their businesses taken as a whole, pending or, to any Loan Party’s knowledge, threatened by any labor union or group of employees; (f) as of May 9, 2010, there was no representation proceedings involving any Loan Party or any Subsidiary of a Loan Party, which are material to their businesses taken as a whole, pending or, to any Loan Party’s knowledge, threatened with the National Labor Relations Board or similar foreign Governmental Authority, and no labor organization or group of employees of any Loan Party or any Subsidiary of a Loan Party has made a pending demand for recognition which is material to their businesses taken as a whole; (g) as of May 9, 2010, no Loan Party had been notified in writing by any Governmental Authority of any complaints or charges against any Loan Party or any of its Subsidiaries pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party or any of its Subsidiaries of any individual, except, in the case of this clause (g), where any such complaint or charge would not, individually or in the aggregate, reasonably be expected to result in damages or liabilities to any Loan Party or any of its Subsidiaries in excess of $250,000, and (h) as of May 9, 2010, no employees or officers had claims to severance or similar payment as a result of the consummation of the Related Transactions, which exceed $450,000 in the aggregate.

4.8 Ventures and Subsidiaries; Outstanding Stock and Indebtedness.

Except as set forth in Schedule 4.8, no Loan Party has any Subsidiaries, or is engaged in any joint venture or partnership with any other Person. As of the date hereof, all of the issued and outstanding Stock of each Loan Party and each of its Subsidiaries is owned by each of the stockholders or members, as applicable and in the amounts set forth on Schedule 4.8. Except as set forth on Schedule 4.8, as of the Closing Date (after giving effect to the Acquisition) there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of such Person’s Subsidiaries.

4.9 Government Regulation.

No Loan Party and no Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended. No Loan Party and no Subsidiary of a Loan Party is subject to regulation under the Federal Power Act or any other federal, state, local or foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and the repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission. Each document required to be filed by the Target with the Securities and Exchange Commission in connection with the de-listing of Target in connection with the Related Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Exchange Act of 1934.

4.10 Margin Regulations.

Following the consummation of the Acquisition, no Loan Party and no Subsidiary of a Loan Party will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Following the consummation of the Acquisition, none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board, in each case in contravention of Regulation T, U or X of the Federal Reserve Board. No Loan Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

4.11 Taxes.

As of May 9, 2010, all material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Loan Party or any of its Subsidiaries have been filed (or are the subject of a properly filed request for extension) with the appropriate Governmental Authority (and all such returns, reports and statements accurately reflect in all material respects all liabilities of each respective Loan Party and Subsidiary thereof for the periods covered thereby) and all Charges (except for Charges of up to $500,000 in the aggregate) have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts that are being contested in accordance with Section 6.2(b). Schedule 4.11 sets forth as of May 9, 2010 those taxable years for which any material tax return of any Loan Party or any of its Subsidiaries is being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. As of May 9, 2010, except as set forth on Schedule 4.11, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing by any Governmental Authority regarding any taxes relating to any of the Loan Parties or any of their respective Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to result in a liability in excess of $500,000 to any of the Loan Parties or any of their respective Subsidiaries. As of May 9, 2010, and except as described on Schedule 4.11, no Loan Party and no Subsidiary of a Loan Party has waived any statute of limitation in respect of any taxes in an aggregate amount in excess of [$                ] or agreed to any extension of time with respect to an

assessment or deficiency (other than pursuant to extensions of time to file tax returns obtained in the ordinary course) in an aggregate amount in excess of [$                    ]. As of May 9, 2010, none of the Loan Parties or any of their respective Subsidiaries are liable for any pending material Charges: (a) under any agreement (including any tax sharing agreements) otherwise in violation of this Agreement or (b) to each Loan Party’s knowledge, as a transferee. As of May 9, 2010, no Loan Party has agreed or been requested by a Governmental Authority to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which, either individually or in the aggregate, would have a Material Adverse Effect.

4.12 ERISA and Foreign Benefit Plans.

(a) Schedule 4.12 lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans as of the date hereof. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been made available to Administrative Agent to the extent made available to Borrower by Target prior to the Closing Date. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, to the knowledge of any Loan Party, nothing has occurred which would reasonably be expected to cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Loan Party or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No Loan Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Loan Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

(b) Except as set forth in Schedule 4.12: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) as of May 9, 2010, there are no pending, or to the knowledge of any Loan Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan except, in the case of this clause (iii), where any such claim, sanction, action or lawsuit would not, individually or in the aggregate, reasonably be expected to result in damages or liabilities to any Loan Party or any of its Subsidiaries in excess of $250,000; (iv) no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Loan Party or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or the equivalent by another nationally recognized rating agency.

(c) With respect to each scheme or arrangement mandated by a government other than the United States of America providing for post-employment benefits (each, a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law providing for post-employment benefits (each, a “Foreign Plan”) to each Loan Party’s knowledge: (i) all employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the liability of any Loan Party or any Subsidiary of a Loan Party with respect to a Foreign Plan is reflected in accordance with normal accounting practices on the financial statements of such Loan Party or such Subsidiary, as the case may be; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities unless, in each case under the foregoing clauses (i), (ii) and (iii), the failure to do so could not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13 No Litigation.

No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) which challenges the right or power of any Loan Party or any of its Subsidiaries to enter into or perform any of its obligations under the Related Transactions Documents to which it is a party, or the validity or enforceability of any Related Transactions Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any Loan Party or any of its Subsidiaries and which, if so determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except in the case of this clause (b), for the matters disclosed at item[s] [        ] of Schedule 4.13 [items as previously discussed]. Except as set forth on Schedule 4.13, as of May 9, 2010, there was no Litigation pending or, to the knowledge of the Loan Parties, threatened in writing which would reasonably be expected to result in injunctive relief, monetary judgment(s) in excess of $250,000 individually or in the aggregate or findings of criminal misconduct of any Loan Party or any of its Subsidiaries. The parties agree that the reference set forth above to the matters disclosed at item[s] [        ] of Schedule 4.13 [items as previously discussed] shall not preclude the Administrative Agent and the Lenders from asserting Borrower’s inability to make a true and correct representation or warranty under Section 4.5 due to any event, condition, change, occurrence or development occurring after May 9, 2010 with respect to either of the matters disclosed at item[s] [        ] of Schedule 4.13 [items as previously discussed].

4.14 Brokers.

Except as set forth on Schedule 4.14, no broker or finder acting on behalf of any Loan Party or any of its Subsidiaries brought about the obtaining, making or closing of the Loans or the Related Transactions and no Loan Party or Subsidiary of a Loan Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.15 Intellectual Property.

(a) Schedule 4.15 sets forth, as of the date hereof, each registered Company Mark and each material unregistered Company Mark. “Company Marks” means all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof that are used by any Loan Party and any Subsidiary of a Loan Party in their respective businesses or are otherwise owned by any Loan Party and any Subsidiary of a Loan Party.

(b) Except as set forth on Schedule 4.15 or as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, all Intellectual Property material to the business of each Loan Party and each of its Subsidiaries (i) is valid and subsisting, has not been terminated, cancelled, expired, or abandoned, and is enforceable; (ii) has been protected by the making of all necessary filings, recordations and payments; and (iii) is not subject to any third party challenge, whether judicial, administrative or otherwise, as to ownership, registerability, use, validity or enforceability. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties and the Subsidiaries of the Loan Parties own, or are licensed to use, all intellectual property necessary to conduct their respective businesses as currently conducted.

(c) No Loan Party and no Subsidiary of a Loan Party has (i) received any written notice alleging infringement or written notice of any other complaint that its operations infringe or misappropriate rights under any intellectual property of any third party which allegation has a reasonable risk of being true except for such allegations of infringements or misappropriations which, if proven to be true, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, or (ii) knowledge of any such infringement or misappropriation.

4.16 Full Disclosure.

No information contained in this Agreement, any of the other Loan Documents, any Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Loan Party or any of its Subsidiaries to Administrative Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (it being agreed that with respect to Projections, the foregoing will be subject to the provisions of Section 3.1(c) hereof).

4.17 Environmental Matters.

(a) Except as set forth in Schedule 4.17 (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and which would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (ii) no Loan Party and no Subsidiary of a Loan Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (iv) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Loan Party and no Subsidiary of a Loan Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Loan Party or such Subsidiary which could reasonably be expected to exceed $500,000, and no Loan Party and no Subsidiary of a Loan Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) as of May 9, 2010 the Loan Parties’ and their Subsidiaries’ estimated costs of compliance with Environmental Laws and Environmental Permits for each of the two Fiscal Years following the Closing Date are not in excess of $500,000 for each such Fiscal Year; (vii) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief, or which alleges criminal misconduct by any Loan Party or any of its Subsidiaries; (viii) no notice has been received by any Loan Party or any of its Subsidiaries identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state or foreign laws, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that may result in any Loan Party or any Subsidiary of a Loan Party being identified as a “potentially responsible party” under CERCLA or analogous state or foreign laws; and (ix) the Loan Parties have made available to Administrative Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to material actual or potential Environmental Liabilities, in each case relating to any Loan Party and its Subsidiaries (and, with regard to the Target and its Subsidiaries through the Closing Date, as such materials have been made available to Borrower by Target through the Closing Date).

(b) Each Loan Party hereby acknowledges and agrees that Administrative Agent (i) is not now, and has never been, in control of any of the Real Estate or any affairs of a Loan Party or any of its Subsidiaries, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence the conduct of any Loan Party or any of its Subsidiaries with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

4.18 Insurance.

Schedule 4.18 lists, as of May 9, 2010, all material insurance coverages of any nature maintained for current occurrences by each Loan Party and each of its Subsidiaries, as well as a summary of the terms of each such policy. As of May 9, 2010, all such insurance policies are in full force and effect and all related premiums have been paid to date.

4.19 Deposit and Other Accounts.

Schedule 4.19 (as updated from time to time simultaneously with any update to Schedule 3.1(k) of the Security Agreement permitted under the terms of the Security Agreement) lists, subject to any pending such updates not yet required to be delivered under the terms of the Security Agreement, all banks and other financial institutions at which any Loan Party or Subsidiary of a Loan Party maintains deposits and/or other accounts (including brokerage accounts, securities accounts and other similar accounts), and such Schedule correctly identifies the name, address and telephone number of each depository or other applicable financial institution, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.20 Solvency; Default.

Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Acquisition, the Merger, [the Refinancing] and the consummation of the other Related Transactions, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, taken together as a group on a combined basis, are Solvent. No Default or Event of Default exists or would exist taking into account any of the initial Loans to be made on the Closing Date or the consummation of the Related Transactions.

4.21 Acquisition Agreement.

Borrower has delivered to Administrative Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith). As of the Closing Date, no Loan Party and, to the Loan Parties’ knowledge, no other Person party thereto is in default in the performance or compliance with any material provisions thereof. The Acquisition Agreement complies with, and the Acquisition has been (or contemporaneously with the initial funding of the Loans and incurrence of Letter of Credit Obligations hereunder will be) consummated in accordance with, all applicable laws in all material respects. The Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn.

4.22 Foreign Assets Control Regulations, Etc.

(a) Neither the making of the Loans by the Lenders hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) No Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary, nor any present stockholder of any Loan Party (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages or will engage in any illegal dealings or transactions, or is or will be otherwise illegally associated, with any such Person. Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the Loans made hereunder or any Letter of Credit issued hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Loan Parties and their Subsidiaries.

4.23 No Conflicts of Interest.

As of May 9, 2010, except as set forth in Schedule 4.23 or as otherwise disclosed or permitted herein, no owner, director (or persons holding a similar position) or officer of any Loan Party or any of its Subsidiaries, (A) owns, directly or indirectly, any interest in (excepting passive holdings for investment purposes of not more than one percent (1%) of the securities of any publicly held and traded company), or is an officer, director, employee, or consultant of, any Person that is a direct competitor, lessor, lessee or supplier of a Loan Party or one of its Subsidiaries (it being understood that Sponsor may own other portfolio companies in the ordinary course of its business that are competitors of a Loan Party and such ownership shall not constitute a breach of this clause (A)) or (B) (i) owns, directly or indirectly, any interest in any material tangible or intangible property used in or necessary to the business of a Loan Party or one of its Subsidiaries or any material tangible or intangible property of any customer of a Loan Party or one of its Subsidiaries or (ii) has any cause of action or other claim whatsoever against a Loan Party or one of its Subsidiaries, or owes any amount to a Loan Party or one of its Subsidiaries, except for claims in the ordinary course of business, such as for salary, bonuses, accrued vacation pay, accrued benefits under employee benefit plans, unasserted indemnification payments under Organization Documents or directors’ and/or officers’ indemnification agreements, and the like, and except for claims, rights and obligations under the Related Transaction Documents.

4.24 Franchises.

Schedule 4.24 lists, as of the date hereof, all franchise agreements entered into by any Loan Party as franchisor.

ARTICLE V

FINANCIAL STATEMENTS AND INFORMATION

5.1 Reports and Notices.

Borrower shall deliver or cause to be delivered to Administrative Agent and Lenders, as indicated, the following:

(a) Monthly Financials. To Administrative Agent and Lenders, within thirty (30) days after the end of each Fiscal Month (or, in the case of any Fiscal Month that is the last Fiscal Month of a Fiscal Quarter, forty-five (45) days after the end of such Fiscal Month) commencing with the Fiscal Month ended [                        ], financial information regarding the Loan Parties and their Subsidiaries, certified by the Chief Financial Officer of Borrower (on Borrower’s behalf and not in his or her individual capacity), consisting of (i) a consolidated unaudited balance sheet as of the close of such Fiscal Month and the related statements of income and cash flows for such Fiscal Month and that portion of the Fiscal Year ending as of the close of such Fiscal Month, in each case setting forth in comparative form the figures for the corresponding periods in the prior year and the projected results of such periods set forth in the budget delivered pursuant to Section 5.1(c) for the applicable Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and (ii) a calculation of EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis, in form and detail reasonably acceptable to Administrative Agent, for the twelve (12) month period ending on the last day of such Fiscal Month, certified by the Chief Financial Officer of Borrower (on Borrower’s behalf and not in his or her individual capacity) as being a true, complete and correct calculation of EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis for such period. Notwithstanding the foregoing, if the budgets delivered pursuant to Section 5.1(c) are revised, Administrative Agent may request that such financial statements contain a comparison to such revised budget, rather than a comparison to budget for the applicable Fiscal Year. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower (on Borrower’s behalf and not in his or her individual capacity) that (i) such financial statements present fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and in all material respects the financial position and results of operations and cash flows of the Loan Parties and their Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for the year to date period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

(b) Compliance Certificate and Analysis. The financial information delivered pursuant to Section 5.1(a) as of the end of a Fiscal Quarter and 5.1(d) shall be accompanied by (i) a properly completed certificate in the form of Exhibit 5.1(b) (each, a “Compliance Certificate”) and (ii) a management discussion and analysis describing the performance of the Loan Parties and their Subsidiaries for such periods and explaining any variances between such results and the results from the comparable periods in the prior year and the projected results for such period set forth in the budget delivered pursuant to Section 5.1(c) (and any revised budgets) for the applicable Fiscal Year;

(c) Operating Plan. To Administrative Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, (i) an annual operating plan for the Loan Parties and their Subsidiaries, approved by the Governing Body of Borrower, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include monthly balance sheets and a monthly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities and (ii) annual projections for the two Fiscal Years following the completion of the Fiscal Year covered by such operating plan;

(d) Annual Audited Financials. To Administrative Agent and Lenders, within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending on or about December 27, 2010, audited Financial Statements for the Loan Parties and their Subsidiaries on a consolidated basis, consisting of a balance sheet and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP, certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Administrative Agent. Such Financial Statements shall be accompanied by (i) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood (A) that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default and (B) such report may be otherwise limited or omitted to the extent required by such accountants under applicable accounting rules or guidelines, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (iii) the certification of a Responsible Officer of Borrower (on Borrower’s behalf and not in his or her individual capacity) that all such Financial Statements present fairly in accordance with GAAP and in all material respects the financial position, results of operations and statements of cash flows of the Loan Parties and their Subsidiaries on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

(e) Management Letters. To Administrative Agent, promptly after receipt thereof by any Loan Party or any of its Subsidiaries, copies of all management letters, exception reports or similar letters or reports received by such Loan Party or such Subsidiary from its independent certified public accountants;

(f) Default Notices. To Administrative Agent, as soon as practicable, and in any event within three (3) Business Days after a Responsible Officer of a Loan Party has knowledge of the existence of any Default, Event of Default or other event which has had, or could reasonably be expected to have, a Material Adverse Effect, by telephone, email, Electronic Record or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

(g) Notices Relating to Related Transactions. The Borrower shall promptly provide Administrative Agent with copies of all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to any Loan Party or any of its Subsidiaries pursuant to the terms of or in connection with, any Related Transactions Document (other than the Loan Documents) or any Organizational Document of any Loan Party or any of its Subsidiaries, or by any Loan Party or Subsidiary of a Loan Party to any such Person in each case, solely to the extent that the same could be adverse to Administrative Agent and Lenders;

(h) Equity Notices. To Administrative Agent, as soon as practicable, copies of all material written notices given or received by any Loan Party or any Subsidiary of a Loan Party with respect to any Stock of such Person;

(i) Supplemental Schedules. To Administrative Agent, supplemental disclosures, if any, required by Section 6.6, and, in addition, no less frequently than quarterly, updates to Schedule 4.6 (provided such update to Schedule 4.6 shall not be deemed to be a waiver of any Default or Event of Default arising as a result of any new information set forth thereon except with respect to any waiver effectuated in accordance with the terms of this Agreement);

(j) Litigation. To Administrative Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Loan Party or any Subsidiary of a Loan Party that (i) seeks damages in excess of $250,000, (ii) seeks material injunctive relief, (iii) is asserted or instituted against any Plan or Foreign Plan, its fiduciaries or its assets or against any Loan Party, Subsidiary of a Loan Party or ERISA Affiliate in connection with any Plan or Foreign Plan, (iv) alleges criminal misconduct by any Loan Party or Subsidiary of a Loan Party or (v) alleges any material violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities (but in the case of monetary remedies, solely to the extent that the amount sought exceeds $250,000);

(k) Insurance Notices. To Administrative Agent, disclosure of losses or casualties required by Section 6.4;

(l) Other Notices. To Administrative Agent, copies of (i) any and all material default notices received under or with respect to any leased location or public warehouse where Collateral having a value in excess of $250,000 is located and (ii) promptly upon acquisition thereof, copies of any key-man life insurance policies (or a customary certificate of insurance detailing such insurance);

(m) Other Documents. To Administrative Agent and Lenders, such other financial and other information respecting any business or financial condition of a Loan Party or any of its Subsidiaries as any such Person shall, from time to time, reasonably request; and

(n) Mandatory Prepayment and Change of Control. To Administrative Agent not less than five (5) Business Day’s advance written notice of (i) the expected receipt by a Loan Party or any of its Subsidiaries of proceeds pursuant to an event described in Sections 2.3(b)(ii) or 2.3(b)(iii) and (ii) a Change of Control.

5.2 Collateral Reports.

Borrower shall deliver or cause to be delivered the following:

(a) To Administrative Agent and Lenders, upon request, and in no event less frequently than together with the delivery of Financial Statements pursuant to Section 5.1(a), an Availability Certificate dated as of the last day of the most recently ended Fiscal Month accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion;

(b) To Administrative Agent, upon request, and in no event less frequently than together with the delivery of quarterly Financial Statements delivered pursuant to Section 5.1(a) in respect of the last Fiscal Month of the second and fourth Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending on or about December 27, 2010), a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar United States office or agency which any Loan Party has filed in the relevant preceding Fiscal Quarters;

(c) Borrower, at its own expense, shall deliver to Administrative Agent such appraisals of the assets of the Loan Parties and their respective Subsidiaries as Administrative Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Administrative Agent; and

(d) Such other reports, statements and reconciliations with respect to the Collateral of any or all Loan Parties as Administrative Agent shall from time to time request in its Permitted Discretion.

5.3 Communication with Accountants.

Each Loan Party authorizes Administrative Agent to communicate directly with its and its Subsidiaries’ independent certified public accountants, and authorizes and shall instruct those accountants to disclose and make available to Administrative Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Loan Party or Subsidiary of a Loan Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Loan Party and its Subsidiaries.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Loan Party executing this Credit Agreement jointly and severally agrees as to all Loan Parties and their Subsidiaries that from and after the date hereof and until the Termination Date:

6.1 Maintenance of Existence and Conduct of Business.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) subject to Section 7.1, do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence and its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices. Notwithstanding the foregoing, Borrower may dissolve any Immaterial Subsidiary and following not less than ten (10) days prior written notice to Administrative Agent, Borrower may dissolve either or both of Rubio’s Incentives, LLC and Rubio’s Restaurants of Nevada, Inc., provided that at the time of any such dissolution, no Default or Event of Default exists and provided that all remaining assets of the dissolved Subsidiary are distributed to Borrower.

6.2 Payment of Obligations.

(a) Subject to Section 6.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all

Charges payable by it, including (A) all Charges in excess of $250,000 imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges in excess of $250,000 with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims in excess of $500,000 for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

(b) Each Loan Party and each Subsidiary of a Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 6.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of the applicable Person, in accordance with GAAP, (ii) such contest is maintained and prosecuted with appropriate diligence and operates to suspend collection or enforcement of such Charges or claims or enforcement of any Lien in respect thereof, (iii) no material portion of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) no Lien shall be imposed to secure payment of such Charges or claims other than Permitted Encumbrances, and (v) such Loan Party or such Subsidiary, as applicable, shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and, at Administrative Agent’s request, shall deliver to Administrative Agent evidence reasonably acceptable to Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or such Subsidiary or the conditions set forth in this Section 6.2(b) are no longer met.

6.3 Books and Records.

Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all bona fide financial transactions, are made in accordance with GAAP, in all material respects and on a basis consistent with the Financial Statements referenced in Section 4.4.

6.4 Insurance; Damage to or Destruction of Collateral.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain policies of insurance (including public liability, liquor liability and product liquidity policies) with financially sound and reputable insurers having an A rating from Best’s Rating Service with respect to its properties and businesses against such casualties and contingencies as are in accordance with the general practices of businesses engaged in similar activities in similar geographic areas (provided that in any event the Loan Parties shall maintain business interruption insurance [with a coverage amount of not less than [$                    ]]), with the details of such coverage currently outstanding being more fully described on Schedule 4.18 hereto. If any Loan Party or any Subsidiary of a Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Administrative Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Administrative Agent deems advisable in its Permitted Discretion. Administrative Agent shall have no obligation to obtain insurance for any Loan Party or Subsidiary of a Loan Party or pay any premiums therefor. By doing so, neither Administrative Agent nor any Lender shall be deemed to have waived any Default or Event of Default arising from any Loan Party’s or its Subsidiary’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed shall be payable on demand by Borrower to Administrative Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) Administrative Agent reserves the right at any time upon any change in the risk profile of any Loan Party or any of its Subsidiaries (including any change in the product mix maintained by any Loan Party or any of its Subsidiaries or any laws affecting the potential liability of such Loan Party or such Subsidiary) to require additional forms and limits of insurance to, in Administrative Agent’s opinion in its Permitted Discretion, adequately protect all of Administrative Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Loan Party and each Subsidiary of a Loan Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Administrative Agent, each Loan Party shall deliver to Administrative Agent from time to time a report of a reputable insurance broker, satisfactory to Administrative Agent, with respect to its and its Subsidiaries’ insurance policies.

(c) The Loan Parties shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent in its Permitted Discretion, endorsements to (i) all “All Risk” property and business interruption insurance naming Administrative Agent, on behalf of itself and the Secured Parties, as loss payee, and (ii) all general liability and other liability policies naming Administrative Agent, on behalf of itself and the Secured Parties, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent), so long as any Default or Event of Default shall have occurred and be continuing, as such Person’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of property insurance, endorsing the name of such Person on any check or other item of payment for the proceeds of such “All Risk” policies of property insurance and for making all determinations and decisions with respect to such “All Risk” policies of property insurance. Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Administrative Agent of any loss, damage, or destruction to the Collateral in the amount of $100,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Administrative Agent in the collection or handling thereof, Administrative Agent shall apply such proceeds to the reduction of the Obligations in accordance with Section 2.3(b)(ii) (subject to the reinvestment provisions described therein).

6.5 Compliance with Laws and Organization Documents.

Without limiting any other provision of this Agreement, each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it and the terms of all Organization Documents applicable to it, in each case except for any failure to so comply that could not be reasonably expected to have a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries, to obtain and maintain all licenses, permits (including Environmental Permits), certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business as conducted on the date hereof, except for any failure to so obtain or maintain that could not be reasonably expected to have a Material Adverse Effect.

6.6 Supplemental Disclosure.

From time to time as may be requested by Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default), the Loan Parties shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall be deemed effective to update such Schedule or representation for all purposes hereunder unless agreed to in writing by Requisite Lenders and no such supplement to any such Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Requisite Lenders in writing and (b) except as expressly set forth herein, on the Compliance Certificate or in any other Loan Document, no supplement shall be required as to representations and warranties that relate solely to May 9, 2010, the date hereof or the Closing Date.

6.7 Intellectual Property.

Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except as could not be reasonably expected to result in a Material Adverse Effect.

6.8 Environmental Matters.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) notify Administrative Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened in writing to take any action in connection with any such violation, Release or other matter. If Administrative Agent at any time has a reasonable basis to believe that there is a violation of any Environmental Laws or Environmental Permits by any Loan Party or any of its Subsidiaries or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then the relevant Loan Party shall, upon Administrative Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports with respect to such Real Estate, at Borrower’s expense, as Administrative Agent may from time to time request in its Permitted Discretion, which shall be conducted by reputable environmental consulting firms acceptable to Administrative Agent and shall be in form and substance acceptable to Administrative Agent in its Permitted Discretion, and (ii) permit Administrative Agent or its representatives to have access to all such Real Estate for the purpose of conducting such environmental audits and testing as Administrative Agent deems appropriate in its Permitted Discretion, including subsurface sampling of soil and groundwater. Borrower shall reimburse Administrative Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

6.9 Access.

Each Loan Party which is a party hereto, at its sole cost pursuant to Section 12.3 (provided the Loan Parties shall not be required to pay such costs for more than one such visit per calendar year unless an Event of Default has occurred and is continuing, in which event the costs of any and all such visits during such period shall be borne by the Loan Parties), shall, during normal business hours, from time to time upon one (1) Business Day’s prior notice as frequently as Administrative Agent determines to be appropriate in its Permitted Discretion: (a) provide Administrative Agent and any of its officers, employees and agents access to the properties, facilities, advisors and employees (including officers) of each Loan Party and each of its Subsidiaries and to the Collateral, (b) permit Administrative Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from the books and records of any Loan Party and its Subsidiaries, and (c) permit Administrative Agent, and its officers, employees and agents, to inspect, audit, review, evaluate and make test verifications and counts of Inventory and other Collateral of any Loan Party. If an Event of Default shall have occurred and be continuing, each such Loan Party shall provide such access to Administrative Agent at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, each Loan Party shall use its commercially reasonable efforts to provide Administrative Agent with access to its and its Subsidiaries’ suppliers. Each Loan Party shall make available to Administrative Agent and its counsel, as quickly as is reasonably possible under the circumstances, originals or copies of all books and records which Administrative Agent may reasonably request. Each Loan Party at its own cost shall deliver any document or instrument necessary for Administrative Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person which maintains records for such Loan Party or one of its Subsidiaries.

6.10 Post-Closing Obligations.

The Loans Parties shall deliver, or cause to be delivered, to Administrative Agent, or otherwise complete to Administrative Agent’s satisfaction in its Permitted Discretion, the following items within the time periods designated below (unless such time periods are extended by Administrative Agent pursuant to its written consent):

(a) within forty-five (45) days after the Closing Date (or such later date as may be agreed to in writing by Administrative Agent) a deposit account control agreement for each Blocked Account, each in form and substance reasonably satisfactory to Administrative Agent and containing the provisions described in the Security Agreement; and

(b) within forty-five (45) days after the Closing Date (or such later date as may be agreed to in writing by Administrative Agent), each Control Letter then required to be delivered hereunder.

6.11 New Subsidiaries; Further Assurances.

(a) New Subsidiaries. If a Loan Party forms or acquires a new direct or indirect Subsidiary, such Loan Party agrees to (i) amend the Pledge Agreement to reflect the addition of such Stock and pledge the applicable Stock to the Administrative Agent as additional collateral for the Obligations, (ii) cause such Subsidiary to join (A) this Agreement by executing this Agreement (or a joinder hereto in form and substance acceptable to Administrative Agent) as a Guarantor and (B) the Security Agreement pursuant to a joinder in form satisfactory to Administrative Agent for the purposes of granting a security interest in such Subsidiary’s assets for the benefit of the Administrative Agent and the Secured Parties as additional security for the Obligations and (iii) deliver to the Administrative Agent an opinion of counsel in form and substance acceptable to Administrative Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to such Subsidiary; provided that nothing in this Section 6.11 shall be deemed to constitute a waiver of any Default or Event of Default caused by the creation or acquisition of any new Subsidiary in violation of the terms of this Agreement. Furthermore, if any Loan Party not a party to the Pledge Agreement engages in an intercompany loan that is evidenced by an Intercompany Note, such Loan Party shall execute a joinder (in form satisfactory to the Administrative Agent) to the Pledge Agreement, thereby pledging such Intercompany Note to the Administrative Agent for the benefit of the Secured Parties. Notwithstanding the foregoing, no Foreign Subsidiary of a Loan Party that is both a “controlled foreign corporation,” as defined in Section 957 of the IRC and an Affected Foreign Subsidiary shall be required to become a Guarantor or grant a security interest in any of its assets or property to secure any of the Obligations, and no Loan Party shall be required to pledge more than sixty-six percent (66%) of the Stock entitled to vote (within the meaning of Treasury Reg. Section 1.956-2(c)(2)) of any such Affected Foreign Subsidiary of a Loan Party, to the extent, in any such case, such guaranty or granting, or a pledge of additional voting Stock, would or could result in material adverse tax consequences to a Loan Party under Section 956 of the IRC.

(b) Further Assurances. Each Loan Party executing this Agreement agrees that it shall and shall cause each other Loan Party to, at such Loan Party’s expense and upon request of Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to Administrative Agent such further agreements, instruments and documents and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Administrative Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document. In the event any Loan Party or any Subsidiary of any Loan Party (other than a Foreign Subsidiary that has not become a Guarantor or granted a security interest in any of its assets or property to secure such guaranty in accordance with Section 6.11(a) above) acquires a fee interest in any Real Estate after the date hereof with a value, individually, greater than $500,000, within one hundred twenty (120) days of such acquisition, such Person shall, if and to the extent requested by Administrative Agent, execute and/or deliver, or cause to be executed and/or delivered, to Administrative Agent, (i) a fully executed mortgage, in form and substance reasonably satisfactory to Administrative Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Administrative Agent, in form and substance and in an amount reasonably satisfactory to Administrative Agent insuring that the mortgage is a valid and enforceable first priority Lien on the respective Real Estate, free and clear of all defects, encumbrances and Liens (other than Permitted Encumbrances), (ii) then current A.L.T.A. surveys, certified to Administrative Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (iii) an environmental site assessment prepared by a qualified firm reasonably acceptable to Administrative Agent, in form and substance satisfactory to Administrative Agent. Notwithstanding anything to the contrary in this Agreement, so long as no Event of Default has occurred and is continuing, (i) no Loan Party shall be required to grant any leasehold mortgage with respect to any of its leased properties and (ii) Borrower shall not be required to grant any mortgage in its Real Estate owned on the date hereof and located at 399 North Magnolia Avenue, El Cajon, California.

6.12 Board Observation Rights.

The Loan Parties shall allow a representative designated by Administrative Agent to attend and participate in all meetings and other activities of the Governing Body of each Loan Party, including all committees and sub-committees thereof (each, a “Board Observer”) The Loan Parties shall (i) give Administrative Agent notice of all such meetings, at the same time as furnished to the members of the applicable Governing Body of any of the applicable Loan Parties, (ii) provide to each Board Observer all notices, documents and information furnished to the members of the applicable Governing Body of each entity, whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to the members of such Governing Body, (iii) notify each Board Observer and permit each such Board Observer to participate by telephone in, emergency meetings of each such Governing Body and all committees and sub-committees thereof, (iv) provide each Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the members of the applicable Governing Body, and (v) cause regularly-scheduled meetings of the Governing Bodies of Holdings and the Borrower to be held no less frequently than quarterly with at least one such meeting in each Fiscal Year to be held in person. Notwithstanding the foregoing, no Board Observer shall be entitled to receive materials relating to, or be in attendance for any discussions relating to, topics which (i) are subject to attorney client privilege, or (ii) present a conflict of interest for such Board Observer or relate to any dispute or negotiations with Administrative Agent or any Lender.

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties and their Subsidiaries that from and after the date hereof until the Termination Date:

7.1 Mergers, Subsidiaries, Etc.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, (b) convert into any other organizational form or (c) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine or merge with or acquire, any Person or any operating division of any Person, except that:

(i) any Subsidiary of Borrower may merge, consolidate or otherwise combine with and into any Subsidiary Guarantor or Borrower, provided that (x) such Subsidiary Guarantor or Borrower, as the case may be, is the surviving entity, (y) no wholly-owned Subsidiary may merge, consolidate or combine with or into a non-wholly-owned Subsidiary unless the wholly-owned Subsidiary is the surviving entity and (z) Administrative Agent has been provided five (5) Business Days’ advance written notice of any such transaction;

(ii) any Foreign Subsidiary may merge, consolidate or otherwise combine with and into any other Foreign Subsidiary (provided Administrative Agent has been provided five (5) Business Days’ advance written notice thereof and no Liens in favor of Administrative Agent are impaired thereby), provided that if such Foreign Subsidiary is a Loan Party, the surviving entity shall be a Loan Party;

(iii) Borrower and Subsidiary Guarantors may create wholly-owned Subsidiary Guarantors;

(iv) any Foreign Subsidiaries may create other Foreign Subsidiaries (so long as such Foreign Subsidiaries have complied with each of clauses (i), (ii) and (iii) of Section 6.11(a) to the extent applicable thereto); and

(v) any Loan Party may make Investments permitted to be made by it under Section 7.2.

7.2 Investments; Loans and Advances.

Except as otherwise expressly permitted in this Article VII, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

(a) each Loan Party and each of its Subsidiaries may maintain its existing investments in its Subsidiaries as of May 9, 2010 and Holdings and Borrower may conduct the Acquisition;

(b) each Loan Party and each of its Subsidiaries may make investments in Cash Equivalents so long as, subject to Section 6.10, the same are subject to Control Letters in favor of Administrative Agent for the benefit of itself and the other Secured Parties or otherwise subject to a perfected security interest in favor of Administrative Agent for the benefit of itself and the other Secured Parties;

(c) the Loan Parties and their Subsidiaries may make loans to employees permitted under Section 7.4(b);

(d) the Loan Parties (other than Holdings) and their Subsidiaries may make intercompany loans permitted under Section 7.3(a)(v);

(e) a Foreign Subsidiary which is not a Loan Party may make Investments in other Foreign Subsidiaries;

(f) a Loan Party may make Investments in other Loan Parties (other than Holdings and Foreign Subsidiaries), provided Holdings shall only be permitted to make equity investments in Borrower;

(g) a Loan Party (other than Holdings) may make Investments in any Foreign Subsidiary (other than intercompany loans which shall be governed by Section 7.3(a)(v)), provided that the aggregate amount of all such Investments shall not, together with the amount of intercompany loans outstanding to Foreign Subsidiaries pursuant to Section 7.3(a)(v)(F), exceed $0 at any time;

(h) Holdings or Borrower may make (i) non-cash Investments consisting of loans to officers, directors and employees, all of the proceeds of which are used by such Persons to purchase simultaneously equity interests of Holdings; and (ii) cash Investments consisting of Loans in an aggregate amount for this clause (ii) not to exceed $500,000 to officers, directors and employees, all of the proceeds of which are used by such Persons to pay taxes resulting from elections under Section 83(b) of the IRC;

(i) the Loan Parties and their Subsidiaries may hold Investments existing on May 9, 2010 and set forth on Schedule 7.2;

(j) the Loan Parties and their Subsidiaries may maintain deposit accounts in the ordinary course of business and in compliance with the provisions of the Loan Documents;

(k) the Loan Parties and their Subsidiaries may make Investments consisting of the purchase of Rubio’s franchises existing as of May 9, 2010, provided that (i) the amount paid for such franchises shall not exceed $2,000,000 in the aggregate for all such franchises, (ii) no such acquisition may occur if any Default or Event of Default has occurred and is continuing or would arise as a result thereof, (iii) after giving effect to any such acquisition, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 7.10, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement, (iv) after giving effect to any such acquisition, the Total Leverage Ratio calculated on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement, shall not be greater than the Total Leverage Ratio existing as of the Closing Date, and (v) after giving effect to any such acquisition, Borrowing Availability less the aggregate outstanding principal amount of Advances shall not be less than $2,500,000; and

(l) the Borrower and its Subsidiaries may make and hold other Investments (of a type not described in clauses (a) through (k)) not to exceed $250,000 in the aggregate at any time.

7.3 Indebtedness.

(a) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i) Indebtedness of Borrower and its Subsidiaries secured by purchase money security interests and Capital Leases, provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $500,000;

(ii) the Loans and the other Obligations;

(iii) deferred taxes;

(iv) Indebtedness existing on May 9, 2010 and set forth in Schedule 7.3 and Refinancing Indebtedness with respect thereto (it being agreed that additional extensions of credit made after the date hereof and prior to the Closing Date, pursuant to either of the Business Loan Agreements with Pacific Western Bank, which are described on Schedule 7.3, shall be permitted as long as such amounts are repaid on or prior to the Closing Date and such Business Loan Agreements are terminated on or prior to the Closing Date);

(v) Indebtedness consisting of intercompany loans and advances made by Borrower or a Subsidiary Guarantor to a wholly-owned Subsidiary or Borrower, provided that (A) if requested by Administrative Agent, each such Subsidiary shall have executed and delivered to Borrower or such Subsidiary Guarantor a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Subsidiary to Borrower or such Subsidiary Guarantor, which Intercompany Notes shall be in form and substance satisfactory to Administrative Agent in its Permitted Discretion and shall be pledged and delivered to Administrative Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) the obligee shall record all intercompany transactions on its books and records in a manner satisfactory to Administrative Agent in its Permitted Discretion; (C) at the time any such intercompany loan or advance is made and after giving effect thereto, the Loan Parties, taken together as a group on a combined basis, shall be Solvent; (D) no Default or Event of Default would occur and be continuing at the time of and after giving effect to any such proposed intercompany loan or advance; (E) the aggregate amount of such intercompany loans and advances to Subsidiaries which are not Subsidiary Guarantors shall not exceed $250,000 at any one time outstanding; and (F) the aggregate amount of such intercompany loans and advances to Subsidiaries which are Foreign Subsidiaries shall not, together with the amount of Investments outstanding to Foreign Subsidiaries pursuant to Section 7.2(g) exceed $0 at any time outstanding;

(vi) unsecured Indebtedness owed to Persons other than Holdings and its Subsidiaries not otherwise permitted under this Section 7.3(a) in an aggregate principal amount not to exceed $250,000 at any time outstanding for the Loan Parties and their Subsidiaries on a consolidated basis;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within three (3) Business Days of incurrence;

(viii) unsecured Indebtedness in respect of performance, surety, appeal or similar bonds provided in the ordinary course of business;

(ix) Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(x) Hedge Agreements incurred in the ordinary course of business for bona fide hedging purposes and not for speculation;

(xi) unsecured contingent liabilities arising with respect to customary indemnification provisions or deferred purchase price adjustments in connection with any transaction permitted under Section 7.1 or Section 7.2;

(xii) Indebtedness consisting of Guaranteed Indebtedness permitted pursuant to Section 7.6;

(xiii) Indebtedness consisting of obligations under promissory notes or loans owed to Persons for the payment of the redemption or purchase price of their Stock in Holdings (or warrants or options to acquire such Stock) redeemed or purchased in compliance with Section 7.13(f), provided that the aggregate principal amounts of such Indebtedness and the obligations to make payments of such Indebtedness shall not, when taken together with all Restricted Payments made pursuant to Section 7.13(f), exceed the limits set forth in Section 7.13(f) with respect to such redemptions and purchases, and provided further that the terms of any such promissory notes and loans expressly provide that payments shall be made thereunder only upon the satisfaction of each of the other conditions set forth in Section 7.13(f); and

(xiv) Indebtedness in respect of netting services, overdraft protection and other similar arrangements in connection with deposit accounts in the ordinary course of business that are promptly repaid.

(b) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt (except as may be expressly permitted by the subordination agreement pertaining thereto).

7.4 Employee Loans and Affiliate Transactions.

(a) Except as set forth on Schedule 7.4, as permitted under clause (b) below or as otherwise expressly permitted in this Agreement, with respect to Affiliates, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, enter into or be a party to any transaction with any Affiliate thereof (other than a Loan Party or a Subsidiary) or any present shareholder thereof (other than a Loan Party or a Subsidiary) except in the ordinary course of such Loan Party’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate or a present stockholder of such Loan Party or such Subsidiary.

(b) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, enter into any lending or borrowing transaction with any employees of any Loan Party or any Subsidiary of a Loan Party, except (i) loans by Borrower or any of its Subsidiaries to their respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $200,000 in the aggregate for the Loan Parties and their Subsidiaries at any one time outstanding and (ii) loans permitted by Section 7.2(h).

7.5 Capital Structure and Business.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, except as permitted in Section 7.1, make any change in its capital structure as described on Schedule 4.8, including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, to the extent any such change could be adverse to the interests of Lenders in any material respect; provided that the foregoing shall not prohibit any such change, issuance or revision with respect to Holdings or its capital structure or Stock that would not constitute a Change of Control and would not result in the issuance of Disqualified Stock. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change the “Rubio’s” concept in any fundamental respect, or engage in any business other than the businesses currently engaged in by it and business reasonably related thereto. Except as otherwise expressly permitted hereunder, Holdings shall not engage in any business activities other than (i) ownership of the capital Stock of Borrower, (ii) activities incidental to the maintenance of its corporate existence or pursuant to its Organization Documents, shareholder agreements and similar agreements, (iii) performance of its obligations under the Related Transactions Documents and any other documents relating to the capitalization of Holdings to which it is a party, (iv) defending or otherwise taking action deemed appropriate by Holdings with respect to its assets or liabilities, including any litigation, action or proceeding, and (v) other activities approved by Administrative Agent in writing.

7.6 Guaranteed Indebtedness.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any such Person, (b) for Guaranteed Indebtedness incurred for the benefit of any other Loan Party (other than Holdings or any Foreign Subsidiary) if the primary obligation is expressly permitted by this Agreement and (c) the Letter of Credit Obligations and other Obligations.

7.7 Liens.

(a) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances.

(b) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Administrative Agent, on behalf of itself and the other Secured Parties, as additional collateral for the Obligations, other than:

(i) customary provisions in leases restricting the subletting or assignment thereof;

(ii) customary provisions in agreements or licenses entered into in the ordinary course of business restricting assignment of such agreement or license;

(iii) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale, provided that (1) such restrictions and conditions apply only to the property to be sold, and (2) such sale is permitted hereunder; and

(iv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under clause (i) of Section 7.3(a) but solely to the extent such negative pledge or restriction extends solely to the property financed by such Indebtedness, accessions thereto and the proceeds and the products thereof.

7.8 Sale of Stock and Assets.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than:

(a) the sale of Inventory in the ordinary course of business;

(b) the sale, transfer, conveyance or other disposition by a Loan Party or any of its Subsidiaries of Equipment that is obsolete or no longer used or useful in such Person’s business and having a value not exceeding $100,000 in any single transaction or $250,000 in the aggregate for the Loan Parties and their Subsidiaries in any Fiscal Year;

(c) other Equipment having a value not exceeding $100,000 in any single transaction or $250,000 in the aggregate for the Loan Parties and their Subsidiaries in any Fiscal Year;

(d) the sale, transfer, conveyance, assignment or disposition (i) by Borrower or a Subsidiary of Borrower to Borrower or another Subsidiary (other than a Foreign Subsidiary) of Borrower, or (ii) by a Foreign Subsidiary to another Foreign Subsidiary, provided that in the case of clauses (i) and (ii) if the seller, transferor, conveyor, assignor or disposer is a Loan Party, the buyer, transferee, conveyee, assignee or disposee shall be a Loan Party and provided further that Borrower may not sell, convey, assign or dispose of any material portion of its assets pursuant to this paragraph (d);

(e) other sales, transfers, conveyances, assignments or dispositions of assets (excluding capital Stock of any Subsidiary) having a fair market value not in excess of $100,000 during any Fiscal Year;

(f) sales, transfers, conveyances, assignments or dispositions solely to effectuate a merger or consolidation permitted pursuant to Section 7.1; and

(g) Restricted Payments permitted under Section 7.13 and Investments permitted under Section 7.2.

7.9 ERISA.

No Loan Party shall, or shall cause or permit any of its Subsidiaries or any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or under comparable provisions of any Foreign Government Scheme or Arrangement.

7.10 Financial Covenants.

The Loan Parties shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Maximum Capital Expenditures. The Loan Parties and their Subsidiaries on a consolidated basis shall not make Capital Expenditures in any 12-month period set forth on Schedule 7.10(a) in excess of the amount set forth opposite such period on Schedule 7.10(a):

If the Loan Parties and their Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any 12-month period, the Loan Parties and their Subsidiaries may carry forward to the immediately succeeding 12-month period only, 50% of such unutilized amount (with Capital Expenditures made by the Loan Parties and their Subsidiaries in such succeeding 12-month period applied first to such unutilized amount), provided that no amount carried forward may be expended at a time when a Default or Event of Default exists or would be caused thereby.

(b) Minimum Fixed Charge Coverage Ratio. The Loan Parties and their Subsidiaries shall have on a consolidated basis, as of the end of each Fiscal Quarter

(commencing with the Fiscal Quarter ending December 31, 2011), a Fixed Charge Coverage Ratio, for the four Fiscal Quarters then ended, of not less than the ratio set forth on Schedule 7.10(b) hereto.

(c) Maximum Total Leverage Ratio. The Loan Parties and their Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter, a Total Leverage Ratio for the four Fiscal Quarters then ended, of not more than the ratio set forth opposite such Fiscal Quarter on Schedule 7.10(c) hereto.

(d) Minimum EBITDA. The Loan Parties and their Subsidiaries shall have on a consolidated basis, as of the end of each Fiscal Quarter, EBITDA, for the four Fiscal Quarters then ended, of not less than the amount set forth opposite such Fiscal Quarter on Schedule 7.10(d) hereto.

(e) Maximum Lease Adjusted Leverage Ratio. The Loan Parties and their Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter, a Lease Adjusted Leverage Ratio for the four Fiscal Quarters then ended, of not more than the ratio set forth opposite such Fiscal Quarter on Schedule 7.10(e) hereto.

7.11 Hazardous Material.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

7.12 Sale-Leasebacks.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

7.13 Restricted Payments.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, make any Restricted Payment, except:

(a) dividends and distributions by Subsidiaries of a Loan Party paid to such Loan Party (other than Holdings); provided, that dividends and distributions by a non-wholly owned Subsidiary of a Loan Party shall only be made with the prior written consent of Administrative Agent if any Person other than a Loan Party would be entitled to receive any portion of such dividend or distribution;

(b) in the event the Loan Parties file a consolidated federal income tax return with Holdings, the Loan Parties may make distributions to Holdings to permit Holdings to concurrently pay federal and state income taxes then due and owing;

(c) loans permitted under Section 7.4(b) and loans permitted under Section 7.2(h);

(d) payment of reasonable and customary directors’ fees and expenses and indemnities, provided that the amount of such fees does not exceed $75,000 in the aggregate (excluding the value of any payments to directors consisting of Stock or other equity interests of Holdings), and the amount of such expenses does not exceed $250,000 in the aggregate, in each case for the Loan Parties and their Subsidiaries during any Fiscal Year;

(e) payment of a management fee to Sponsor or any of its Affiliates not to exceed the amounts set forth in Schedule 7.13(e) hereto for the Fiscal Year ending on or about December 27, 2010 and for each Fiscal Year thereafter, in each case payable in equal quarterly installments, in arrears, on each date that is no earlier than five (5) Business Days and no later than thirty (30) Business Days after Administrative Agent’s receipt of the Compliance Certificate delivered pursuant to Section 5.1(b) with the Financial Statements for the last Fiscal Month of a Fiscal Quarter; provided, however, that the fees described in this clause (e) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further, any fees not paid due to the existence of an Event of Default shall be deferred and may be paid so long as (i) no Default or Event of Default has occurred and is continuing or would arise as a result of any such payment, (ii) after giving effect to any such payment the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 7.10, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement, and (iii) after giving effect to any such payment Borrowing Availability less the aggregate outstanding principal balance of Advances shall not be less than $2,500,000;

(f) distributions to Holdings which are immediately used by Holdings to redeem from current or former management stockholders (or their estates in the case of a deceased Person) shares of Stock of Holdings or warrants or options to acquire any such shares provided all of the following conditions are satisfied: (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 7.10, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement, (iii) the aggregate Restricted Payments permitted under this clause (f) shall not exceed $500,000 in any Fiscal Year and shall not exceed $2,500,000 during the term of this Agreement (each such amount to be increased by the amount of any cash contributed to the capital of Holdings by Sponsor or any of its Affiliates the proceeds of which, concurrently with the contribution to capital thereof, are used solely for purposes set forth in this clause (f)) and (iv) after giving effect to such Restricted Payment, Borrowing Availability less the aggregate outstanding principal balance of Advances shall not be less than $2,500,000;

(g) distributions to Holdings which are immediately used by Holdings to make loans permitted by Section 7.2(h);

(h) the Loan Parties may make distributions to Holdings to permit Holdings to concurrently pay franchise taxes and other similar licensing expenses and charges incurred in the ordinary course of business and corporate overhead expenses incurred in the ordinary course of business (including legal fees); and

(i) regardless of whether any of the following constitute Restricted Payments, for the avoidance of doubt, Merger Sub may pay the purchase price pursuant to the Acquisition Agreement on the Closing Date and Borrower may make payments with respect to Options and RSUs, to the extent required pursuant to the provisions of Sections 2.4(a) and (b) of the Acquisition Agreement (without giving effect to any amendment or other modification thereto, other than, solely for purposes of this clause (i), amendments and modifications which only defer the due date of any such payment and other amendments and modifications approved by Administrative Agent, which approval shall not be unreasonably withheld).

7.14 Change of Jurisdiction, Name or Location; Change of Fiscal Year.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) except in the case of the non-surviving entity in a merger or other transaction permitted under Section 7.1 and except following ten (10) days’ prior written notice to Administrative Agent, change its jurisdiction of organization and/or organizational identification number (if any), (b) change its name unless Administrative Agent has been provided no less than ten (10) days’ prior written notice of same with all details related thereto as Administrative Agent may reasonably request or (c) change its chief executive office, principal place of business, warehouses or locations at which Collateral having a book or fair market value in excess of $250,000 is held or stored, or the location of its principal records concerning the Collateral, in any case without at least ten (10) days’ prior written notice to Administrative Agent and after Administrative Agent’s written acknowledgment (which shall not be unreasonably withheld or delayed) that any reasonable action requested by Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of Administrative Agent, on behalf of itself and the other Secured Parties, in any Collateral, has been completed or taken, and provided that any such new location of a Loan Party or any of its Domestic Subsidiaries shall be in the continental United States. Without limiting the foregoing, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change its location, name, identity or organizational in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Code or any other then applicable provision of the Code except upon prior written notice to Administrative Agent and after Administrative Agent’s written acknowledgment (which shall not be unreasonably withheld or delayed) that any reasonable action requested by Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of Administrative Agent, on behalf of itself and the other Secured Parties, in any Collateral, has been completed or taken. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change its Fiscal Year or method of determining Fiscal Quarters or Fiscal Months.

7.15 No Impairment of Intercompany Transfers; Negative Pledge.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which restricts, prohibits or requires the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of a Loan Party to such Loan Party, except for such restrictions, prohibitions or requirements existing under applicable mandatory legal requirements or this Agreement and the other Loan Documents.

7.16 No Speculative Transactions.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, except for Hedge Agreements permitted under Section 7.3(a)(x).

7.17 Amendments of Related Transactions Documents and Organizational Documents.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, amend, modify or alter, or permit to be amended, modified or altered (a) any Related Transactions Document (other than the Loan Documents) or (b) any of such Loan Party’s Organization Documents or any agreement entered into by such Loan Party or such Subsidiary with respect to its Stock, nor shall any Loan Party enter into, or permit any of its Subsidiaries to enter into, any new agreement with respect to its Stock, in each case with respect to the preceding clauses (a) and (b), to the extent the same (i) could reasonably be expected to have a Material Adverse Effect, (ii) would cause or result in a Default or Event of Default hereunder or (iii) is adverse to the interests of Administrative Agent or any Lender in their capacities as such. The foregoing shall not prohibit (y) any waiver or other modification to the Acquisition Agreement or the other Related Transaction Documents which is adverse to the interests of Administrative Agent or any Lender in their capacities as such, to the extent that such waiver or other modification has been consented to by Administrative Agent on or prior to the Closing Date or (z) any waiver of the closing condition set forth in Section 7.2(e) of the Acquisition Agreement that Holdings and Merger Sub may grant.

7.18 Anti-Terrorism Laws.

No Loan Party shall conduct, deal in or engage in or permit any Affiliate or agent of such Person within its control to conduct, deal in or engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Loan Parties shall deliver to Administrative Agent and Lenders any certification or other evidence requested from time to time by Administrative Agent or any Lender, in its sole discretion, confirming the Loan Parties’ compliance with this Section 7.18.

7.19 New Store Lease.

Without Administrative Agent’s prior written consent, if the Total Leverage Ratio as calculated in the Compliance Certificate most recently delivered hereunder, is greater than the then prevailing Total Leverage Ratio covenant level (which is that set forth in Schedule 7.10(c) for the Fiscal Quarter then most recently ended) minus 0.25, no Loan Party may enter into any new store lease.

ARTICLE VIII

TERM

8.1 Termination.

The financing arrangements contemplated hereby in respect of the Revolving Loan Commitment shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on the dates provided for in this Agreement and the other Loan Documents.

8.2 Survival of Obligations Upon Termination of Financing Arrangements.

Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Loan Parties or the rights of Administrative Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Any indemnification or other protection provided to any Indemnified Person pursuant to the provisions of Section 2.10, Section 2.11, Section 2.12, this

Section 8.2, Article X or Article XII, and the indemnities contained in the Loan Documents shall survive the termination of the Commitments and the payment in full of all other Obligations.

ARTICLE IX

EVENTS OF DEFAULT: RIGHTS AND REMEDIES

9.1 Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) (i) Borrower fails (1) to pay when and as required to be paid herein, any amount of principal of any Loan (including any mandatory payment required by Section 2.3 (exclusive of any payment required by Section 2.3(b)(i)), (2) to pay when and as required to be paid herein, any amount of Revolving Loan principal pursuant to Section 2.3(b)(i), and such failure is not cured (within eleven (11) Business Days after the delivery of the Availability Certificate evidencing that any such payment is required to be paid) by Borrower with proceeds of new equity contributions (other than proceeds of Disqualified Stock) used to pay Loans in an amount sufficient to eliminate the payment obligation under Section 2.3(b)(i), or (3) to pay within three (3) Business Days after the same shall become due, interest on any Loan or any Fees, or (ii) any Loan Party fails to pay or reimburse Administrative Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document, or for any other Obligations not described in the preceding clauses (i) and (ii), within five (5) Business Days following the due date therefor (or, if there is no due date therefor, within five (5) Business Days following Administrative Agent’s demand for any such payment or reimbursement).

(b) Any Loan Party shall fail or neglect to perform, keep or observe any of the provisions of the Fee Letter or any of Sections 2.4, 6.1(a) (as to the obligations of the Loan Parties to maintain their organizational existence only), 6.1(b), 6.9, 6.10, 6.12, or Article VII, respectively, hereof.

(c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 6.4 or Article V, and the same shall remain unremedied for five (5) Business Days or more.

(d) Any Loan Party or any Subsidiary of a Loan Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1 or that by its terms states that it constitutes an immediate Event of Default) and the same shall remain unremedied for thirty (30) days or more following the earlier to occur of (a) notice thereof furnished to any Loan Party by Administrative Agent or any Lender and (b) the date any executive officer of a Loan Party has (or reasonably should have had) knowledge of the occurrence of the acts or omissions that constitute such failure.

(e) A default, breach or other event shall occur and be continuing under any agreement, document or instrument to which any Loan Party or any of its Subsidiaries is a party which, in the case of a default or breach, is not cured within any applicable grace period, and such default, breach or other event (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Loan Party or any Subsidiary of a Loan Party in excess of $250,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, after any applicable grace or cure period, Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due or to be redeemed, repurchased, prepaid or defeased, in each case prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such right is exercised, by such holder or trustee.

(f) Subject to the penultimate paragraph of Section 3.2 (which pertains only to representations and warranties made to determine the Lenders’ obligations to make the initial Loans and incur the initial Letter of Credit Obligations on the Closing Date), any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Administrative Agent or any Lender by any Loan Party is untrue or incorrect in any material respect (or any such representation or warranty that is qualified as to materiality, including by references to “material,” “Material Adverse Effect” or dollar thresholds, shall be untrue or incorrect in any respect) as of the date when made or deemed made.

(g) Assets of any Loan Party or any Subsidiary of a Loan Party with a fair market value of $250,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party or any of its Subsidiaries and such condition continues for thirty (30) days or more.

(h) A case or proceeding shall have been commenced against any Loan Party (other than an Immaterial Subsidiary) or any Subsidiary of a Loan Party (other than an Immaterial Subsidiary) seeking a decree or order in respect of any such Loan Party or such Subsidiary of a Loan Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Loan Party, any such Subsidiary of a Loan Party or of any substantial part of any such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Loan Party or any such Subsidiary of a Loan Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(i) Any Loan Party (other than an Immaterial Subsidiary) or any Subsidiary of a Loan Party (other than an Immaterial Subsidiary) (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such Loan Party, any such Subsidiary of a Loan Party or of any substantial part of any such Person’s assets, (iii) shall make an assignment for the benefit of creditors, (iv) shall take any corporate action in furtherance of any of the foregoing; or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due or otherwise become not Solvent (disregarding for this purpose any obligation of any Subsidiary Guarantor under the cross-guaranty provided in Article XIII).

(j) A final judgment or judgments for the payment of money in excess of the amount set forth on Schedule 9.1(j) hereto in the aggregate (excluding any amounts covered by insurance) at any time outstanding shall be rendered against any Loan Party (other than an Immaterial Subsidiary) or any of its Subsidiaries (other than an Immaterial Subsidiary) and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party or Subsidiary of a Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

(m) The occurrence of a Change of Control.

(n) Any Loan Party or any Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or a substantial part of its business for more than sixty (60) days and such circumstance could reasonably be expected to have a Material Adverse Effect.

(o) The subordination provisions of any agreement, document or instrument governing any Subordinated Debt with an outstanding principal balance in excess of $250,000 shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party or any Subsidiary of a Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations (or any Lien securing the Obligations) for any reason shall not have the priority contemplated by this Agreement or such subordination provisions or, in the case of Liens, the Collateral Documents.

(p) The Availability Certificate delivered to Administrative Agent on the Closing Date (which shall be based upon the financial statements most recently delivered pursuant to Section 3.1(m)) demonstrates that after giving effect to the initial Loans, the incurrence of Letter of Credit Obligations on the Closing Date and allowing for the payment of all fees, costs and expenses in connection with this Agreement and the Related Transactions, the Borrower has, on a consolidated basis, Borrowing Availability of less than the amount set forth on Schedule 9.1(p) hereto (for the avoidance of doubt, if an Event of Default exists on the Closing Date, pursuant to this paragraph (p), the Administrative Agent and the Lenders will still be obligated to advance Loans and incur Letter of Credit Obligations on the Closing Date as otherwise contemplated by this Agreement, in each case subject to the other limits set forth herein and subject to the satisfaction of the conditions set forth herein, but an Event of Default will be deemed to exist immediately thereafter).

9.2 Remedies.

(a) If any Default or Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the written request of Requisite Lenders shall), with or without notice, suspend this facility with respect to further Advances and/or the incurrence of further Letter of Credit Obligations whereupon any further Advances and Letter of Credit Obligations shall be made or extended in Administrative Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.

(b) If any Event of Default shall have occurred and be continuing, Administrative Agent may, and at the written request of the Requisite Lenders shall, with or without notice, (i) terminate this facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan, to be forthwith due and payable (together with any LIBOR funding breakage costs as required under the terms of this Agreement), and require that the Letter of Credit Obligations be cash collateralized or otherwise supported as provided in Section 2.2, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; and (iii) exercise any rights and remedies provided to Administrative Agent under any Loan Document and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), all of the Obligations, shall become immediately due and payable and the obligation of the Revolving Lenders to make further Advances and incur further Letter of Credit Obligations shall automatically terminate, each without declaration, notice or demand by any Person.

9.3 Waivers by Loan Parties.

Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives (including for purposes of Article XIII): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent may do in this regard, (b) all rights to notice and a hearing prior to Administrative Agent’s taking possession or control of, or to Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of its remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

ARTICLE X

ASSIGNMENT AND PARTICIPATIONS;

APPOINTMENT OF ADMINISTRATIVE AGENT

10.1 Assignment and Participations.

(a) Any Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it); provided, however, that (i) Administrative Agent must give its prior written consent to such assignment (which consent by Administrative Agent shall not be required with respect to an assignment to a Lender, an Affiliate of a Lender or to an Approved Fund and shall not, in each case, otherwise be unreasonably withheld or delayed, it being agreed that it shall be reasonable if Administrative Agent elects not to consent to an assignment to Sponsor, any Loan Party, any holder of Subordinated Debt or any Affiliate of any of the foregoing Persons), (ii) the amount of the Commitments and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to Administrative Agent) shall not be less than (x) with respect to the Revolving Loan, $1,000,000 and (y) with respect to the Term A Loans, $2,000,000 (or, if less, the entire remaining amount of such Lender’s Revolving Loan Commitment and Term A Loan, as applicable); provided, however, that, notwithstanding the foregoing, assignments to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with, unless such assignment shall be to an Affiliate of such Lender or to an Approved Fund, a processing and recordation fee of $3,500, (iv) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to Administrative Agent an Administrative Questionnaire, (v) notwithstanding anything herein to the contrary, no assignment may be made to Sponsor or any Affiliate of Sponsor without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by Sponsor and its

Affiliates and/or limitations on Sponsor’s and such Affiliate’s voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders and (vi) absent an Event of Default existing, the Borrower shall provide its advance written consent to such assignment, which consent shall not be required with respect to an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and shall not otherwise be unreasonably withheld or delayed, it being agreed that it shall be reasonable if Borrower elects not to consent to an assignment that would result in GC-Cap and its Affiliates holding less than fifty-one percent (51%) of the outstanding Loans and unused Commitments. Upon acceptance and recording pursuant to paragraph (d) of this Section 10.1, from and after the effective date specified in each Assignment and Acceptance Agreement, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 12.3 and 12.4 as well as to any Fees accrued for its account and not yet paid).

(b) By executing and delivering an Assignment and Acceptance Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Loan Commitment and the outstanding balances of its Pro Rata Share of the Term A Loan and Revolving Loan, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance Agreement, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Loan Party or any Subsidiary thereof or the performance or observance by any Loan Party or any Subsidiary thereof of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance Agreement; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.4(a) or delivered pursuant to Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance Agreement; (v) such assignee will independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this

Agreement; (vi) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices in The City of New York a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, in the absence of manifest error. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower, Administrative Agent and any Lender (solely with respect to its Loans and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and if required the written consent of Borrower and Administrative Agent to such assignment, Administrative Agent shall (i) accept such Assignment and Acceptance Agreement, and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (d).

(e) Any Lender may without the consent of the Borrower or Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11 and 2.12 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), (iv) the prior written consent of the Administrative Agent shall be required for a sale of a participating interest to Sponsor, any Loan Party, any holder of Subordinated Debt or any Affiliate of any of the foregoing Persons and (v) the Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or Letter of Credit Obligations and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or any substantial part of the Collateral). Notwithstanding anything herein to the contrary, no participation may be sold to Sponsor or any Affiliate of Sponsor without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be participated to Sponsor and its Affiliates and/or limitations on Sponsor’s and such Affiliate’s voting and consent rights and/or rights to attend Lender meetings or obtain information provided to Lenders.

(f) Each Loan Party hereby acknowledges that Administrative Agent and the Lenders and/or each of their Affiliates may securitize all or any part of the Loans (a “Securitization”) through the pledge of all or any part of the Loan Documents as collateral security for loans thereto or through the issuance of direct or indirect interests in all or any part of the Loans, which loans to Borrower or their direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”).

10.2 Appointment of Administrative Agent.

GC-Cap is hereby appointed to act on behalf of the Lenders as Administrative Agent under this Agreement and the other Loan Documents. The provisions of this Section 10.2 are solely for the benefit of the Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Administrative Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Administrative Agent nor any of its Affiliates nor any of its officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

If Administrative Agent shall request instructions from Requisite Lenders or all affected Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative

Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Administrative Agent shall incur no liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to Environmental Liabilities or (c) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

10.3 Administrative Agent’s Reliance, Etc.

Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

10.4 Administrative Agent and Affiliates.

With respect to its Commitments and Loans hereunder, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity (to the extent it holds any Obligations owing to the Lenders or Commitments hereunder). Administrative Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Administrative Agent was not Administrative Agent and without any duty to account therefor to Lenders. Administrative Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.5 Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) or as more recently delivered under Section 5.1(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

10.6 Indemnification.

Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by the Loan Parties.

10.7 Successor Administrative Agent.

Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving notice of resignation, then the Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Any successor Administrative Agent appointed by Requisite Lenders or Administrative Agent hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.8 Set-Off and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note or Obligation is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person (except as provided in Section 10.9(e) below), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party or any Subsidiary of a Loan Party (regardless of whether such balances are then due to such Loan Party or such Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party or any Subsidiary of a Loan Party against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Note or Obligation exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares and in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10.9 No Liability; Return of Payment; Non-Funding Lenders; Information; Actions in Concert.

(a) No Liability for Advances. Nothing in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Administrative Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(b) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received thereby, then Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii) If Administrative Agent determines at any time that any amount received thereby under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(c) Non-Funding Lenders. Neither the failure of any Revolving Lender to make any Advance or purchase any participation required to be made or purchased by it in accordance with the terms of this Agreement nor the status of any Revolving Lender as a Non-Funding Lender shall relieve any other Revolving Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made, or to purchase a participation to be purchased, by such Non-Funding Lender, and no Other Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender of the type described in clause (a) of the definition thereof shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(d) Dissemination of Information. Administrative Agent will use reasonable efforts to provide Lenders with any written notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Loan Party; provided, however, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Administrative Agent and Lenders acknowledge that Borrower is required to provide Financial Statements and other financial information and Collateral Reports to Administrative Agent and Lenders in accordance with Article V and agree that Administrative Agent shall not have any duty to provide the same to Lenders.

(e) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Administrative Agent that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent, it being the intent of

Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders.

(f) Affected Lenders. If any Lender (other than Administrative Agent, as a Lender, or any of its Affiliates or Approved Funds as Lenders) (i) does not consent to a proposed Loan Modification requested by the Borrower, which proposed Loan Modification is approved by at least the Requisite Lenders, (ii) is a Non-Funding Lender, (iii) demands any payment under Section 2.12 hereof, or (iv) is the cause of Borrower having to pay any additional amount to such Lender or any Governmental Authority pursuant to Section 2.11 hereof (each relevant Lender in clauses (i) through (iv) being an “Affected Lender”), then Administrative Agent or Borrower, upon at least three (3) Business Days notice to such Lender, Borrower and Administrative Agent, may permanently replace the Affected Lender with one or more substitute Lenders (each, a “Replacement Lender”). Prior to the effective date of such replacement, the Affected Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Affected Lender being repaid, at par, its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Letter of Credit Obligations). Any Replacement Lender (other than an existing Lender) (i) chosen by Borrower shall be subject to the prior written approval of Administrative Agent, which shall not be unreasonably withheld or delayed and (ii) chosen by Administrative Agent shall, so long as no Event of Default shall be continuing, be subject to the prior written approval of Borrower, which shall not be unreasonably withheld or delayed. If the Affected Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Affected Lender shall be made in accordance with the terms of Section 10.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Affected Lender hereunder and under the other Loan Documents, the Affected Lender shall remain obligated to make its Pro Rata Share of the Revolving Loan and, to the extent applicable, purchase a participation in each Letter of Credit in an amount equal to its Pro Rata Share (based on the Revolving Loan Commitments) of such Letter of Credit.

10.10 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender and Administrative Agent acknowledges and agrees that none of such Lender, Administrative Agent and any of their Affiliates, participants or assignees may rely on Administrative Agent to carry out such Lender’s, Administrative Agent’s or their Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Order, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder: (1) any identity verification procedures, (2) any recordkeeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other Requirements of Law.

10.11 USA Patriot Act.

Each Lender or participant or assignee of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “foreign shell bank” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

10.12 Release of Collateral or Guarantors.

Each Lender and L/C Issuer hereby consents to the release, and hereby directs the Administrative Agent to release, the following:

(a) any Subsidiary of Borrower from its guaranty of any Obligation if all of the Stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 6.11; and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party to a Person that is not a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 6.11 after giving effect to such transaction have been granted.

ARTICLE XI

SUCCESSORS AND ASSIGNS

11.1 Successors and Assigns.

This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Loan Party, Administrative Agent, Lenders and their respective successors and assigns (including, in the case of any Loan Party, a debtor-in-possession on behalf of such Loan Party), except as otherwise provided herein or therein. Each Lender’s ability to assign its rights and delegate its obligations hereunder is governed by Section 10.1. No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Administrative Agent and Requisite Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

ARTICLE XII

MISCELLANEOUS

12.1 Complete Agreement; Modification of Agreement.

The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2 below. Any letter of interest, commitment letter, fee letter (other than the Fee Letter) and/or confidentiality agreement between any Loan Party and Administrative Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

12.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom (any of the foregoing, a “Loan Modification”), shall in any event be effective unless the same shall be in writing and signed by Borrower and by Requisite Lenders, or all affected Lenders, as applicable. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No Loan Modification shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect only those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender (it being agreed that payments pursuant to Section 2.3 are not “scheduled”); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan

Documents, release any Guarantor or release (or permit the Loan Parties to sell or otherwise dispose of) all or substantially all of the Collateral (which actions described in this clause (v) shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 12.2 or the definitions of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 12.2. Furthermore, no Loan Modification affecting the rights or duties of Administrative Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action. No Loan Modification shall adversely affect the payment priority of an L/C Issuer or an Eligible Hedge Counterparty under the Loan Documents without the prior written concurrence of such Person. Notwithstanding the foregoing provisions of this Section 12.2, any Loan Modification to cure any ambiguity, omission, defect or inconsistency in any Loan Document shall only require the consent of the Administrative Agent and the Borrower. Each Loan Modification shall be effective only in the specific instance and for the specific purpose for which it was given. No Loan Modification shall be required for Administrative Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any Loan Modification effected in accordance with this Section 12.2 shall be binding upon each current and future Lender.

12.3 Fees and Expenses.

Borrower shall reimburse Administrative Agent for all out-of-pocket expenses incurred in connection with diligence, syndication of the Loans, administration of the Loans, Board Observer attendance at meetings pursuant to Section 6.13 and the preparation of the Loan Documents (including the reasonable fees and expenses of all of its counsel (excluding allocated in-house counsel costs), advisors, agents, representatives, consultants and auditors retained in connection with the Loan Documents and the Related Transactions Documents and advice in connection therewith). Borrower shall reimburse Administrative Agent for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel (excluding allocated in-house counsel costs) and other advisors and professionals (including counsel, advisors, agents, representatives, consultants (environmental, management and otherwise), auditors, Rating Agencies and appraisers) and shall reimburse Lenders for, to the extent provided and subject to the limitations set forth in clauses (c), (d) and (e) below, fees, costs and expenses of counsel, for advice, assistance, or other representation (including in connection with appellate proceedings), in connection with:

(a) the forwarding to Borrower or any other Person on behalf of Borrower by Administrative Agent of the proceeds of the Loans;

(b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents (whether consummated or not) or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Administrative Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided further that with respect to any case commenced by Borrower or any other Loan Party against Administrative Agent or any Lender, if Borrower or such Loan Party prevails against Administrative Agent or such Lender in such case, such Borrower or such Loan Party shall not be obligated to pay the fees, costs and expenses of counsel of such Administrative Agent or such Lender;

(d) any attempt to enforce any remedies of Administrative Agent or any Lender against any or all of the Loan Parties or any other Person that may be obligated to Administrative Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders.

All expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 12.3 shall be payable, on demand, by Borrower to Administrative Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants (including crisis management and special restructuring consultants) and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

12.4 Indemnity.

Each Loan Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Administrative Agent, L/C Issuer, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Loan Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence or willful misconduct or breach of its obligations under the Loan Documents, as finally determined by a court of competent jurisdiction. NO PARTY SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, MULTIPLE OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

12.5 No Waiver.

Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Loan Party shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Administrative Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.

12.6 Remedies.

Administrative Agent’s and each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

12.7 Severability.

Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.8 Conflict of Terms.

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.9 GOVERNING LAW.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH LOAN PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES, ADMINISTRATIVE AGENT AND THE LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED THAT THE ADMINISTRATIVE AGENT, THE LENDERS AND THE LOAN PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE EITHER THE

ADMINISTRATIVE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH LOAN PARTY HEREBY WAIVES ANY OBJECTION WHICH SUCH LOAN PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH ON THE BORROWER’S SIGNATURE PAGE ATTACHED HERETO AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH LOAN PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

12.10 Notices.

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mails, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile transmission confirmed as successfully sent by the sender’s telecopy or facsimile machine), (c) on the Business Day when sent when sent as an Electronic Record by electronic mail or similar secure electronic channel to which the parties have agreed, (d) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (e) when delivered, if hand-delivered by messenger, (f) on the later of the date of posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System, if posted to [Intralinks®] or another E-System designated by Administrative Agent, in an appropriate location by uploading such notice, demand, request, approval or other declaration, or other communication, all of which (except in the case of clause (f) above) shall be addressed to the party to be notified and sent to the address or facsimile number indicated on the applicable signature page attached hereto or to such other address (or facsimile number) as may be substituted by notice given as provided herein; provided (i) in the case of the Administrative Agent, with a copy sent via email to [loan_admin@golubcapital.com and

portfoliomanager@golubcapital.com,] and (ii) all such notices, demands, requests, consents, approvals, declarations or other communications to be delivered to a Loan Party shall be delivered to Borrower in compliance with the foregoing procedures. Additionally, a copy of all financial reporting deliveries required pursuant to Article V hereof shall be sent via email to [portfoliomanager@golubcapital.com] (to the extent possible). The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Administrative Agent) designated on the applicable signature attached hereto to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding anything herein to the contrary, notices and communications sent to Administrative Agent pursuant to Articles II, III, V and Sections 10.2 - 10.7, respectively, shall not be effective until actually received by Administrative Agent. The method of communicating set forth in clause (f) above shall only be available for the sending of communications by Administrative Agent to Lenders.

12.11 Section Titles.

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12 Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

12.13 WAIVER OF JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND ANY LOAN PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.14 Reinstatement.

This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.15 Advice of Counsel.

Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.

12.16 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.17 Treatment of Certain Information; Confidentiality.

Each of Administrative Agent and the Lenders agrees to maintain in accordance with its customary procedures for maintaining confidential information the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and the L/C Issuer and to its, its Affiliates’ and L/C Issuer’s respective partners, investors, lenders, directors, officers, employees, agents, advisors, attorneys and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) and any nationally recognized rating agency, (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process or demanded by any Governmental Authority (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary in connection with a public offering), (d) to any other party hereto, (e) in connection with the exercise of, or preparing to exercise, any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of, or preparing to enforce, rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower, provided that no disclosure may be made pursuant to the provisions of this clause (f) to any Person known by the Person making such disclosure to own (other than less than 1% of the stock thereof), directly or indirectly, or operate any fast food restaurant business which is known by the Person making such disclosure to be a competitor of Borrower, (g) with the consent of Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender or L/C Issuer, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower, (i) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising or marketing materials, (j) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (k) otherwise to the extent consisting of general portfolio information that does not identify borrowers. Administrative Agent agrees to cause the Board Observer to maintain the confidentiality of the Information, subject to the same standards and exceptions set forth above which apply to Administrative Agent and the Lenders.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary relating to the Loan Parties, any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII

CROSS-GUARANTY

13.1 Cross-Guaranty.

Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Loan Party. Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Article XIII shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Article XIII) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Loan Party that its obligations under this Article XIII shall not be discharged until the payment and performance, in full, in cash of the Obligations has occurred and all Commitments have been terminated. Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

13.2 Waivers by Loan Parties.

Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party. It is agreed among each Loan Party, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article XIII and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

13.3 Benefit of Guaranty.

Each Loan Party agrees that the provisions of this Article XIII are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower, on the one hand, and Administrative Agent and Lenders, on the other hand, the obligations of such other Loan Party under the Loan Documents.

13.4 Subordination of Subrogation, Etc.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Loan Party hereby expressly and irrevocably subordinates to the prior payment in full, in cash, of the Obligations (other than contingent indemnity obligations for which no claim is outstanding) any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Loan Party acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Article XIII, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

13.5 Election of Remedies.

If Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XIII. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Loan Party might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article XIII, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

13.6 Limitation.

Notwithstanding any provision herein contained to the contrary, each Loan Party’s liability under this Article XIII (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans (plus all other Obligations owing in connection therewith) advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party; and

(b) the amount which could be claimed by Administrative Agent and Lenders from such Loan Party under this Article XIII without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 13.7.

13.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Loan Party shall make a payment under this Article XIII of all or any of the Obligations (other than Loans made to that Loan Party for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Article XIII without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 13.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to that Loan Party and accrued interest, Fees and expenses with respect thereto for which such Loan Party shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Parties against other Loan Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

13.8 Liability Cumulative.

The liability of Loan Parties under this Article XIII is in addition to and shall be cumulative with all liabilities of each Loan Party to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations or obligation of any other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[rest of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

MRRC MERGER CO., a Delaware corporation, as the Borrower

By:
Name:
Title:

Borrower’s Account:

Borrower’s Notice Address:

Attn:

With a copy to:

Attn:

Signature Page of Credit Agreement – Rubio’s

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GUARANTORS:

MRRC HOLD CO., a Delaware corporation, as a Guarantor

By:
Name:
Title:

RUBIO’S RESTAURANTS OF NEVADA, INC., a Nevada corporation, as a Guarantor

By:
Name:
Title:

RUBIO’S INCENTIVES, LLC, an Arizona limited liability company, as a Guarantor

By:
Name:
Title:

Signature Page of Credit Agreement – Rubio’s

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

ADMINISTRATIVE AGENT:

GCI CAPITAL MARKETS LLC, as Administrative Agent

By:
Name:
Title:

Notice Address for Legal:

Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022
Attn:
Facsimile No.:
E-Mail:

In each case, with copies (which shall not constitute
notice) to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Attn: David M. Mason, Esq.

Facsimile No.: (312) 863-7415

E-Mail: david.mason@goldbergkohn.com

Notice for all Financial Reporting Deliveries: Golub Capital Incorporated (address above) and Attn: Portfolio Manager - __________ E-Mail: portfoliomanager@golubcapital.com

Signature Page of Credit Agreement – Rubio’s

Notices Regarding Borrowings, Notice of Advance, Availability Certificate, Notices of LIBOR Continuation/Conversions: Attn: Loan Administrator - __________ E-Mail: loan_administrator@golubcapital.com

Signature Page of Credit Agreement – Rubio’s

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

LENDERS:

[ ],
as a Lender

By:
Name:
Title:

Notice Address: Golub Capital Incorporated 551 Madison Avenue, 6 th Floor New York, New York 10022
Attn:
Facsimile No.:
E-Mail:

Such Lender’s Commitments:

Revolving Loan Commitment:	$
Term A Loan Commitment:	$

Signature Page of Credit Agreement – Rubio’s

[ ], as a Lender

By:
Name:
Title:

Notice Address:

Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022
Attn:
Facsimile No.:
E-Mail:

Such Lender’s Commitments:

Revolving Loan Commitment:	$
Term A Loan Commitment:	$

Signature Page of Credit Agreement – Rubio’s

Schedule 1.1 - Definitions

As used in the Agreement (as defined below), the following terms shall have the following definitions (capitalized terms used but not defined herein shall have the meanings ascribed to such terms elsewhere in the Agreement), and all section references in the following definitions shall refer to Sections of the Agreement:

“Accounting Changes” shall have the meaning assigned to it in Section 1.2(c).

“Acceleration Event” means the occurrence of an Event of Default (i) in respect of which all or any portion of the Obligations have become or been declared to be immediately due and payable pursuant to Section 9.2, (ii) in respect of which all or any portion of the Revolving Loan Commitment has been suspended or terminated pursuant to Section 9.2 and/or (iii) pursuant to any of Section 9.1(h) and/or Section 9.1(i).

“Acquisition” shall mean the acquisition by Holdings of all of the issued and outstanding Stock of Target pursuant to the Acquisition Agreement, the other Acquisition Documents and the Merger.

“Acquisition Agreement” shall mean that certain Agreement and Plan of Merger dated as of May 9, 2010 by and among Holdings, Borrower and Target, as amended or otherwise modified in compliance with the terms of Section 7.17.

“Acquisition Documents” shall mean, collectively, the Acquisition Agreement and all other agreements, documents and instruments entered into in connection therewith (excluding, in any event, the Loan Documents).

“Administrative Agent” shall mean GC-Cap, as administrative agent for the Lenders, or such administrative agent’s successor appointed pursuant to Section 10.7.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent set forth on Annex A or such other account designated by the Administrative Agent from time to time in writing to Borrower and Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in form that may be supplied from time to time by Administrative Agent.

“Advance” shall have the meaning assigned to it in Section 2.1(a)(i).

“Affected Foreign Subsidiary” shall mean any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem.

“Affected Lender” shall have the meaning assigned to it in Section 10.9(f).

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the

Schedule 1.1 - 1

election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of the Loan Parties and their Subsidiaries, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Loan Party or Subsidiary of a Loan Party. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to the Loan Parties and their Subsidiaries the term “Affiliate” shall specifically exclude the Administrative Agent and each Lender.

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or modified from time to time.

“Allocable Amounts” shall have the meaning assigned to it in Section 13.7.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Appendices” shall have the meaning assigned to it in the recitals to this Agreement.

“Applicable Multiple” means (i) from the Closing Date through September 29, 2010, the Total Leverage Ratio covenant level that is set forth in Schedule 7.10(c) for the Fiscal Quarter ending September 30, 2010 and (ii) for each date of determination of the Borrowing Base thereafter, the maximum permitted Total Leverage Ratio, expressed as the quotient of such ratio, for the most recently specified test date set forth in Section 7.10 on or most recently before such date of determination.

“Approved Fund” shall mean any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” shall mean an assignment and acceptance agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.1), and accepted by Administrative Agent, in form and substance substantially similar to Exhibit 10.1 attached hereto or such other form as shall be approved by Administrative Agent.

“Availability Certificate” shall mean a certificate to be executed and delivered from time to time by a Responsible Officer of Borrower in the form attached to this Agreement as Exhibit 5.2(a).

Schedule 1.1 - 2

“Blocked Accounts” shall have the meaning assigned to it in the Security Agreement.

“Borrower” shall have the meaning assigned to it in the recitals to this Agreement. Following consummation of the Merger, the “Borrower” will be the Target, as the surviving entity of the Merger.

“Borrowing Availability” shall have the meaning assigned to it in Section 2.1(a)(i).

“Borrowing Base” means, as of any date of determination, (i) the product of (a) EBITDA multiplied by (b) the Applicable Multiple as of such date, minus (ii) outstanding Total Funded Debt (other than Subordinated Debt and the Revolving Loan). For purposes of calculating the Borrowing Base as of any date of calculation, EBITDA shall be calculated for the twelve (12) month period ending on the date most recently ended for which Financial Statements described in Section 5.1(a) (or Section 3.1(m) of the Loan Parties and their Subsidiaries were delivered to Administrative Agent; provided, that for any date of calculation of the Borrowing Base prior to             , 2010 [first due date for interim financials] (or, if earlier, the first date following the Closing Date on which Financial Statements described in Section 5.1(a) of the Loan Parties and their Subsidiaries for the month of             , 2010 are delivered to Administrative Agent), EBITDA shall be deemed to be $            .

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of California and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period that are required to be capitalized under GAAP. For purposes of calculating compliance with the financial covenants set forth in Section 7.10, Capital Expenditures shall not include expenditures described in the preceding sentence that are made by reinvestment of asset disposition, insurance casualty or Condemnation Event proceeds in accordance with Section 2.3(b)(ii).

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Schedule 1.1 - 3

“Cash Collateral Account” shall have the meaning assigned to it in Section 2.2(c).

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than three hundred sixty-four (364) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the type described in the foregoing clauses (a) through (d) above, (f) obligations of any state of the United States of America or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (g) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Change of Control” shall mean the occurrence of any one of any of the following events: (i) the Sponsor and its Affiliates cease to own and control, directly or indirectly, at least seventy-five percent (75%) of the outstanding Stock of Holdings owned by Sponsor and its Affiliates on the Closing Date or the Sponsor and its Affiliates cease to own a majority of the voting Stock of Holdings or cease to possess the power to direct or cause the direction of the management or policies of the Borrower (directly or though its ownership of Stock issued by Holdings), (ii) any Person (other than Sponsor and its Affiliates) together with all Affiliates of such Person, shall become the beneficial owner, directly or indirectly, of Stock of Holdings representing thirty percent (30%) or more of the combined voting power of Holdings’ then outstanding Stock having the right to vote in an election of Holdings’ Governing Body, (iii) Persons who constitute Holdings’ Governing Body on the date hereof cease for any reason other than in the ordinary course, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a

Schedule 1.1 - 4

majority of the Governing Body of Holdings, (iv) Holdings fails to own at any time one hundred percent (100%) of the Stock of Borrower, (v) except in connection with a transaction permitted under Section 7.1, Borrower fails to own at any time one hundred percent (100%) of the Stock of any of its Subsidiaries (other than de minimis director’s qualifying shares and the like), (vi) the Governing Body of any Loan Party shall approve (A) any consolidation or merger of such Loan Party in violation of this Agreement, (B) any sale of all or substantially all of the assets of the Loan Parties taken as a whole, and (C) any plan or proposal for the liquidation or dissolution of any Loan Party (other than any Immaterial Subsidiary), as applicable, or (vii) in one or more transactions, any Person (or such Person and its Affiliates) other than Sponsor and its Affiliates acquires the ability to elect a majority of the Governing Body of Holdings.

“Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party or any of its Subsidiaries, (d) the ownership or use of any properties or other assets of or by any Loan Party or any of its Subsidiaries, or (e) any other aspect of the business of any Loan Party or any of its Subsidiaries.

“Closing Date” shall mean the date on which the closing conditions set forth herein [and in the Commitment Letter dated as of             ] have been satisfied and the initial Loans are made hereunder.

“Closing Date Cash Collateral” shall mean, solely to the extent that the beneficiary of any letter of credit issued for the account of Target (or holder of existing cash collateral in lieu thereof) prior to the Closing Date refuses to accept, as a replacement for such letter of credit (or cash collateral), a Letter of Credit to be issued by a Person proposed by Administrative Agent, the sum (not to exceed 105% of the then outstanding face amount of such existing letters of credit (or 100% of such existing cash collateral amount)) required by the beneficiaries of such existing letters of credit (or cash collateral) to be posted (or to continue to be posted) by Target as cash collateral therefor.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Administrative Agent’s or any Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Collateral” shall mean the property collateral covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien to secure any or all of the Obligations.

Schedule 1.1 - 5

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement, and all other agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” shall mean the reports with respect to the Collateral referred to in Section 5.2.

“Commitment Termination Date” shall mean the earliest of (a) [            ], 2015 [will be June 30, 2015, unless the Closing Date occurs after August 31, 2010, in which case it will be September 30, 2015], (b) the date of termination of Revolving Lenders’ obligations to make Advances or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Advances, and the permanent reduction of the Revolving Loan Commitment to zero Dollars ($0), in accordance with the provisions of Section 2.3(a).

“Commitments” shall mean (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment and Term A Loan Commitment as set forth on its signature page to this Agreement (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Term A Loan Commitments which aggregate commitments shall be Forty-Six Million One Hundred-Twenty Thousand and No/100 Dollars ($46,120,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Compliance Certificate” shall have the meaning assigned to it in Section 5.1(b).

“Condemnation Event” shall mean any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any property or assets of a Person, or confiscation of such property or assets or the requisition of the use of such property or assets.

“Control Letter” means a letter agreement between Administrative Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Loan Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Loan Party, or (iii) a futures commission merchant or clearing house with respect to commodity accounts and commodity contracts held by any Loan Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims or subordinates (other than with respect to its customary fees and charges) any security interest in the applicable financial assets, acknowledges the priority Lien of Administrative Agent, on behalf of itself and the Secured Parties, on such financial assets, and agrees, upon receipt of notice from Administrative Agent, to follow the instructions or entitlement orders of Administrative Agent without further consent by the affected Loan Party.

Schedule 1.1 - 6

“Copyright License” shall mean any and all rights now owned or hereafter acquired by any Loan Party or any of its Subsidiaries under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Loan Party or any of its Subsidiaries: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), in both published and unpublished works, now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Deemed Dividend Problem” shall mean, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s current or accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the IRC if the effect of such repatriation would or could result in a material adverse tax consequence to the Borrower, such parent Domestic Subsidiary or any member of the affiliated group within the meaning of Section 1504(a) of the IRC in which the Borrower is a part.

“Default” shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 2.5(d).

“Disqualified Stock” shall mean any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than upon a change of control or at the option of the issuer thereof), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control), in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Term A Loan Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to the date that one hundred eighty (180) days following the Term A Loan Maturity Date, or (c) is entitled to receive a mandatory dividend or distribution (other than for taxes attributable to the operations of the business and other than a dividend that is payable in Stock that is not Disqualified Stock) prior to the time that the Obligations are paid in full, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the Obligations or that are EBITDA or debt-multiple based (i.e. financial covenants).

“Dollars” or “$” shall mean lawful currency of the United States of America.

Schedule 1.1 - 7

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America or District of Columbia.

“E-System” shall mean any electronic system, including [Intralinks®] and any other Internet or extranet-based site approved by Administrative Agent, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security systems.

“EBITDA” shall be calculated as set forth on the Compliance Certificate.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Hedge Counterparty” shall mean Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender that (i) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Hedge Agreement permitted hereunder with Borrower or any Subsidiary and (ii) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Administrative Agent), maintains a reporting system reasonably acceptable to Administrative Agent with respect to Hedge Agreement exposure and agrees with Administrative Agent to provide regular reporting to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon Administrative Agent’s request, execute and deliver to Administrative Agent a letter agreement pursuant to which such Affiliate designates Administrative Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

“Environmental Laws” shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe

Schedule 1.1 - 8

Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

“Equipment” shall mean all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located and, in any event, including all such Loan Party’s and such Subsidiary’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment, and all engineering, processing and manufacturing equipment, office machinery, kitchen equipment, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock, physical exercise and rehabilitation equipment, gymnastic equipment, athletic training equipment and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Loan Party, any trade or business (whether or not incorporated) which, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

Schedule 1.1 - 9

“ERISA Event” shall mean, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.

“ESOP” shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” shall have the meaning assigned to it in Section 9.1.

“Excess Cash Flow” shall be calculated as set forth on Exhibit 2.3(b)(iv).

“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Administrative Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” shall have the meaning assigned to it in Section 2.6(a).

“Fees” shall mean any and all fees payable to Administrative Agent, L/C Issuer, any Eligible Hedge Counterparty, or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Statements” shall mean the consolidated income statements, statements of cash flows and balance sheets of the Loan Parties and their Subsidiaries delivered in accordance with Section 4.4 and Section 5.1.

Schedule 1.1 - 10

“Fiscal Month” shall mean any of the monthly accounting periods of the Loan Parties and their Subsidiaries (which shall be the same periods for all such Persons).

“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Loan Parties and their Subsidiaries, ending on or about September 30, December 31, March 31 and June 30 of each year.

“Fiscal Year” shall mean any of the annual accounting periods of the Loan Parties and their Subsidiaries ending on or about December 31 of each year.

“Fixed Charge Coverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Fixed Charges” shall be calculated as set forth on the Compliance Certificate.

“Fixtures” shall mean any “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries.

“Foreign Government Scheme or Arrangement” shall have the meaning assigned to it in Section 4.12(c).

“Foreign Plan” shall have the meaning assigned to it in Section 4.12(c).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary, and any Subsidiary of such Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 1.2(c).

“GC-Cap” shall mean GCI Capital Markets LLC, a Delaware limited liability company.

“General Intangibles” shall mean any “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, and, in any event, including all right, title and interest which such Loan Party or such Subsidiary may now or hereafter have in or under any contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases,

Schedule 1.1 - 11

data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or such Subsidiary or any computer bureau or service company from time to time acting for such Loan Party or such Subsidiary.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governing Body” shall mean the board of directors, board of managers, board of representatives, board of advisors or similar governing or advisory body of any Loan Party or any of its Subsidiaries.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof; provided that if such obligation is limited in recourse against a specific asset, the amount of such Guaranteed Indebtedness shall be calculated as the lesser of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported and the fair market value of such asset.

“Guarantors” shall mean Holdings, each Subsidiary of Holdings (other than Borrower) signatory to the Agreement under the heading “Guarantor” on the signature pages

Schedule 1.1 - 12

thereto and each other Person which executes this Agreement as a guarantor or any other guarantee or other similar agreement in favor of Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents. Affected Foreign Subsidiaries shall not be Guarantors.

“Guarantor Payment” shall have the meaning assigned to it in Section 13.7.

“Hazardous Material” shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hedge Agreement” shall mean any hedge agreement or other hedging arrangement designed to hedge against fluctuations in interest rates, currency exchange rates or commodity prices or similar risks.

“Holdings” shall mean MRRC Hold Co., a Delaware corporation.

“Immaterial Subsidiary” shall mean any Subsidiary of a Loan Party which at the time of determination (a) has assets with both a fair market value and a book value (without regard to liabilities) of less than $250,000 and (b) has EBITDA (calculated in the manner set forth on the Compliance Certificate (but calculated solely for the applicable Subsidiary)) for the twelve (12) month period ending on the date most recently ended for which financial statements have been delivered pursuant to the provisions of Section 5.1(a) of less than $100,000 and (c) has gross revenues for the twelve (12) month period ending on the date most recently ended for which financial statements have been delivered pursuant to the provisions of Section 5.1(a) of less than $500,000; provided that in no event shall Borrower be an Immaterial Subsidiary.

“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property the payment for which is deferred three (3) months or more (including, without limitation, the maximum amount of all earn-outs and similar deferred payment obligations regardless of the length of deferral), but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than ninety (90) days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under

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commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured (with the amount of “Indebtedness” under such obligations at any time being deemed to be equal to the net amount (if any) that would then be payable by such Person in respect of such arrangements if they were terminated at such time), (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured (with the amount of “Indebtedness” under such obligations at any time being deemed to be equal to the net amount (if any) that would then be payable by such Person in respect of such arrangements if they were terminated at such time), (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash or other property (other than Stock that is not Disqualified Stock) before the date that is 180 days after the Term A Loan Maturity Date in respect of any Disqualified Stock in such Person or any other Person, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends payable in cash or other property (other than Stock that is not Disqualified Stock); (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) the Obligations. For the avoidance of doubt, the obligations of Target with respect to Options and RSUs, as set forth in the Acquisition Agreement, shall not constitute Indebtedness.

“Indemnified Liabilities” shall have the meaning assigned to it in Section 12.4.

“Indemnified Person” shall the meaning assigned to it in Section 12.4.

“Index Rate” shall mean, for any day, a floating rate equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different, comparable national publication as selected by Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum and (y) 4.75% per annum. Each change in any interest rate provided for in this Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” shall mean a Loan or portion thereof bearing interest by reference to the Index Rate.

“Intellectual Property” shall mean any and all Licenses, Patents, Copyrights, and Trademarks, including without limitation all patent rights, and inventions and

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discoveries and invention disclosures (whether or not patented), trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration, copyrights in both published and unpublished works, know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

“Intercompany Notes” shall have the meaning assigned to it in Section 7.3.

“Interest Expense” shall be calculated as set forth on the Compliance Certificate.

“Interest Payment Date” means (a) as to any Index Rate Loan, the last Business Day of each month to occur while such Loan is outstanding (for the avoidance of doubt, such payment shall be an interest payment for the previous month), (b) as to any LIBOR Loan, on the last day of any applicable LIBOR Period (for the avoidance of doubt, such payment shall be an interest payment for the LIBOR Period ending on such day), and in the case of a LIBOR Loan having an Interest Period of more than three months, on each three month anniversary of the commencement of such Interest Period and (c) in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued and unpaid under this Agreement.

“Inventory” shall mean any “inventory,” as such term is defined in the Code, now or hereafter owned or acquired by any Loan Party or any of its Subsidiaries, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Loan Party or any of its Subsidiaries for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Loan Party’s or such Subsidiary’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

“Investment” shall mean to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or other equity or debt securities of any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including, without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower or any Subsidiary of the Borrower.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

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“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“L/C Application” shall mean an application by Borrower to L/C Issuer, pursuant to a form approved by L/C Issuer, for the issuance of a Letter of Credit, that is submitted to L/C Issuer at least five (5) Business Days prior to the requested issuance of such Letter of Credit.

“L/C Honor Date” shall have the meaning assigned to it in Section 2.2(h)(i).

“L/C Issuer” shall have the meaning assigned to it in Section 2.2(a).

“L/C Sublimit” has the meaning assigned to it in Section 2.2(a).

“Lease Adjusted Leverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under Title 11 of the United States Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control) by the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Lenders” shall mean the Persons named on the signature pages of this Agreement as lenders, and, if any such Lender shall assign all or any portion of the Commitments or Obligations in accordance with the terms of this Agreement, such term shall include such assignee.

“Letter of Credit Fee” has the meaning assigned to it in Section 2.2(d).

“Letter of Credit Obligations” shall mean all outstanding obligations incurred by Administrative Agent and Revolving Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a support agreement, reimbursement agreement or guaranty by Administrative Agent or Revolving Lenders with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Administrative Agent or Revolving Lenders thereupon or pursuant thereto.

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“Letters of Credit” shall mean standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Administrative Agent and Revolving Lenders have incurred Letter of Credit Obligations.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” shall mean with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two, three or six months thereafter, as selected by Borrower’s irrevocable notice to Administrative Agent, as set forth in Section 2.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) with respect to Advances, any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) with respect to the Term A Loan, any LIBOR Period that would otherwise extend beyond the final scheduled maturity date of such Loan shall end two (2) LIBOR Business Days prior to such date;

(d) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period), shall end on the last LIBOR Business Day of a calendar month; and

(e) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan.

“LIBOR Rate” shall mean for each LIBOR Period a rate of interest determined by Administrative Agent equal to (a) the Base LIBOR Rate for such LIBOR Period, divided by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. “Base LIBOR Rate” means the greater of (a) 1.75% percent per annum, and (b) the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) LIBOR Business Days prior to the commencement of the requested

Schedule 1.1 - 17

LIBOR Period, for a term and in an amount comparable to the LIBOR Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of an Index Rate Loan to a LIBOR Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error. “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Federal Reserve Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”), but so long as no Lender is required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party or any of its Subsidiaries.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any agreement to give (or to permit the filing of) any financing statement perfecting an effective security interest under the Code or comparable law of any jurisdiction).

“Litigation” shall have the meaning assigned to it in Section 4.13.

“Loan Account” shall mean each account maintained hereunder by the Administrative Agent on its books of account in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower (whether in one or both such accounts on an aggregate basis, but without duplication).

“Loan Documents” shall mean this Agreement, the Notes, the Collateral Documents, the Fee Letter and all other agreements, instruments, documents and certificates entered into in connection therewith and/or identified in Section 3.1 and executed and delivered to, or in favor of, Administrative Agent and/or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party or any other Person and delivered to Administrative Agent and/or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such agreement as the same may be in effect at any and all times such reference becomes operative.

“Loan Modification” shall have the meaning assigned to it in Section 12.2(a).

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“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Advances, the Term A Loan and, as the context may require, any portion of any or all of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement, (c) Administrative Agent’s Liens, on behalf of itself and the other Secured Parties, on the Collateral or the priority of such Liens, or (d) the Administrative Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents; provided, that for all purposes of determining the obligation of the Lenders to make the initial Loans and/or incur the initial Letter of Credit Obligations on the Closing Date (including, but not limited to, with regard to the conditions stated in Section 3.1(b) and (j) and Section 3.2(a) hereof), all references to the term “Material Adverse Effect” shall be deemed to refer to the term “Company Material Adverse Effect,” as set forth and defined in the Acquisition Agreement without giving effect to any amendment or modification thereof.

“Maximum Amount” shall mean, at any particular time, with respect to the Revolving Loan, an amount equal to the Revolving Loan Commitment of all Revolving Lenders.

“Merger” shall mean the merger, on the Closing Date, of Borrower with and into Target.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party or ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Non-Funding Lender” shall mean any Lender (a) that has failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (provided that such Lender shall cease to be a Non-Funding Lender upon satisfaction in full of all outstanding payment obligations of such Lender under the Loan Documents), (b) that has given oral or written notice to Borrower, Administrative Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents (provided that such Lender shall cease to be a Non-Funding Lender upon rescission of such notice or announcement), or (c) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Administrative Agent has determined that such Lender may become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

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“Notes” shall mean the Revolving Notes and the Term A Loan Notes, collectively, if any, to the extent issued (and not returned to Borrower for cancellation).

“Notice of Advance” shall have the meaning assigned to it in Section 2.1(a)(i).

“Notice of Conversion/Continuation” shall have the meaning assigned to it in Section 2.5(e).

“Obligations” shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party or any of its Subsidiaries to Administrative Agent, any L/C Issuer in respect of Letter of Credit Obligations incurred pursuant to the terms hereof, any Eligible Hedge Counterparty (solely with respect to Hedge Agreements permitted hereunder) or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in all cases, to the extent arising under this Agreement, any of the other Loan Documents or, in the case of an Eligible Hedge Counterparty, the applicable Hedge Agreement. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Loan Party, whether or not allowed in such proceeding), Letter of Credit reimbursement obligations, Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Loan Party or any of its Subsidiaries under this Agreement or any of the other Loan Documents.

“Options” has the meaning assigned to it in the Acquisition Agreement without giving effect to any amendment or other modification thereto, other than, solely for purposes of clause (i) of Section 7.13, amendments and modifications which only defer the due date of payments made with respect to Options and other amendments and modifications approved by Administrative Agent (which approval shall not be unreasonably withheld).

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Lender” has the meaning assigned to it in Section 10.9(c).

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“Patent License” shall mean rights under any agreements now owned or hereafter acquired by any Loan Party or any of its Subsidiaries granting any right with respect to any invention on which a Patent is in existence.

“Patents” shall mean all of the following in which any Loan Party or any of its Subsidiaries now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) pledges or deposits of money securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation in the ordinary course of business; (c) pledges or deposits of money securing contracts (other than contracts for the payment of money) or leases to which any Loan Party or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (d) deposits of money securing statutory obligations of any Loan Party or any of its Subsidiaries in the ordinary course of business; (e) workers’, mechanics’, landlords’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to property on the applicable premises and/or the applicable Real Estate; (f) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $250,000 at any time, so long as such Liens attach only to Inventory; (g) deposits securing, or in lieu of, surety or appeal bonds in proceedings to which any Loan Party or any of its Subsidiaries is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 9.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) presently existing or hereafter created Liens in favor of Administrative Agent, on behalf of itself and the other Secured Parties; (k) Liens not otherwise described in this definition in existence on the date hereof and summarized on Schedule 7.7, including replacement Liens on the property subject to such Lien (but only such property) in connection with a refinancing of the underlying Indebtedness not in violation of this Agreement; (l) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness

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with respect to Equipment and Fixtures acquired by any Loan Party or any of its Subsidiaries in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within ninety (90) days following such purchase and does not exceed one hundred percent (100%) of the purchase price of the subject assets) plus directly related costs and expenses; (m) precautionary Code financing statement filings regarding operating leases or other transactions that are not intended to be secured transactions; (n) leases, subleases, licenses or sublicenses of real or personal property granted to other Persons (as lessee or licensee thereof) not materially interfering with the conduct of the business of any Loan Party or any Subsidiary of a Loan Party; (o) Liens on deposit accounts and securities accounts granted or arising in the ordinary course of business in favor of depositary banks and securities intermediaries maintaining such deposit accounts or securities accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and securities accounts and overdrafts not in violation of this Agreement; (p) Liens in favor of collecting banks arising under Section 4-210 of the Code; (q) Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Indebtedness of the type described in and permitted under Section 7.3 hereof financing the premiums payable in respect of insurance policies issued by such insurers; provided that such Liens attach solely to returned premiums in respect of such insurance policies and the proceeds of such policies; (r) Liens on deposits posted pursuant to Hedge Agreements to secure obligations thereunder to the extent such Hedge Agreements are permitted hereunder; and (s) other Liens not described above securing obligations other than Indebtedness, provided the aggregate outstanding amount of the obligations secured thereby does not exceed $250,000.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Loan Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Loan Party).

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, executed by certain of the Loan Parties in favor of Administrative Agent, on behalf of itself and the other Secured Parties, pledging all Stock of their Subsidiaries (subject to the limitations set forth in Section 6.11(a) relating to Foreign Subsidiaries), and all Intercompany Notes owing to or held by such Loan Party, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

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“Pro Forma Balance Sheet” shall mean the unaudited consolidated balance sheet of the Loan Parties and their Subsidiaries as of March 31, 2010 after giving pro forma effect to the Related Transactions.

“Pro Rata Share” shall mean (a) with respect to all matters relating to any Lender with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders (provided, after the Revolving Loan Commitments have expired or been terminated, the applicable outstanding balances of the Revolving Loan held by such Lender and all the Lenders, respectively, shall be used in lieu of the Revolving Loan Commitment in both clauses (i) and (ii)), (b) with respect to all matters relating to any Lender with respect to the Term A Loan, the percentage obtained by dividing (i) the Term A Loan Commitment of that Lender by (ii) the aggregate Term A Loan Commitments of all Lenders (provided, after the Closing Date, the applicable outstanding principal balances of the Term A Loan held by such Lender and all Lenders, respectively, shall be used in lieu of the Term A Loan Commitment in both clauses (i) and (ii)) and (c) with respect to any other matters set forth in the Agreement and other Loan Documents, the percentage obtained by dividing (i) the Commitments of that Lender by (ii) the aggregate Commitments of all Lenders (provided, (A) after the Revolving Loan Commitments have expired or been terminated, the applicable outstanding balances of the Revolving Loan held by such Lender and all Lenders, respectively, shall be used in lieu of the Revolving Loan Commitment in both clauses (i) and (ii), and (B) after the Closing Date, the applicable outstanding principal balances of the Term A Loans held by such Lender and all Lenders, respectively, shall be used in lieu of the Term A Loan Commitments in both clauses (i) and (ii)), in each case as any such percentages may be adjusted by assignments permitted pursuant to Section 10.1.

“Projections” means the Loan Parties’ and their Subsidiaries’ forecasted consolidated: (a) balance sheets; (b) profit and loss statements (which shall report revenue by line of business); (c) cash flow statements; and (d) capitalization statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advances” shall have the meaning assigned to it in Section 2.9(a).

“Qualified Plan” shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agencies” shall have the meaning assigned to it in Section 10.1(g).

“Real Estate” shall have the meaning assigned to it in Section 4.6.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

[“Refinancing” shall mean the repayment in full by Borrower of certain obligations on the Closing Date (as set forth with more specificity on Schedule 2.4).]

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“Refinancing Indebtedness” shall mean refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions (taken as a whole) are not, in the Administrative Agent’s reasonable judgment, materially more onerous to the Loan Parties taken as a whole than the terms and conditions of the Indebtedness being refinanced (it being understood that the interest rates and fees payable with respect to any Refinancing Indebtedness may increase consistent with then-prevailing market conditions), (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (other than attributable to the accretion of original issue discount, interest, capitalization of interest or payment premiums in respect of the Indebtedness being re-financed and costs and expenses related thereto), (c) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, (d) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to any of the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders and Administrative Agent as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (e) if the Indebtedness that is refinanced, renewed or extended is unsecured, then the refinancing, renewal or extension Indebtedness must also be unsecured and (f) at the time of the refinancing, renewal or extension is non-recourse to any Loan Party other than any Loan Party which was obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” shall have the meaning assigned to it in Section 10.1(c).

“Related Transactions” means each borrowing under the Revolving Loan, the funding of the Term A Loan on the Closing Date, the Acquisition, the Merger, [the Refinancing,] the capitalization of Holdings on or before the Closing Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” shall mean the Loan Documents, the Acquisition Documents, any management agreement between any Loan Party and the Sponsor or any of its Affiliates, the Stockholder Agreement, and any subscription agreement evidencing any Person’s (other than GC-Cap’s of any of its Affiliates’) purchase of Stock of Holdings on or before the Closing Date.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” shall have the meaning assigned to it in Section 10.9(f).

“Requirements of Law” shall mean, as to any Person, each federal, state, local and foreign law, treaty, rule or regulation or determination of an arbitrator or a court or other

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Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. Without limiting the foregoing, the term “Requirements of Law” shall include all laws and regulations relating to food or liquor, occupational health and safety, equal employment opportunities, fair employment practices, immigration, and sex, race, religious and age discrimination.

“Requisite Lenders” shall mean Lenders having more than fifty percent (50%) of the sum of the Revolving Loan Commitments of all Lenders (or of the aggregate outstanding amount of the Revolving Loan if the Revolving Loan Commitments have expired or been terminated) plus the aggregate outstanding principal balance of Term A Loans of all Lenders, and, if there are at least two unaffiliated Lenders, at least two unaffiliated Lenders.

“Responsible Officer” shall mean the chief executive officer, the president, the chief financial officer or treasurer of Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information or Excess Cash Flow certificates, the chief financial officer or the treasurer of Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than in the form of Stock that is not Disqualified Stock) in respect of a Person’s Stock, (b) any payment (other than in the form of Stock that is not Disqualified Stock) on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person’s Stock or any other payment or distribution (other than in the form of Stock that is not Disqualified Stock) made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment (other than in the form of Stock that is not Disqualified Stock) made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment (other than in the form of Stock that is not Disqualified Stock) of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment for a damage claim, indemnification claim or other like claim to any present or future equity holder of any Loan Party or any Affiliate of any such equity holder other than any such claim payable to any director or officer under the indemnification provision of any Loan Party’s Organization Documents or any director or officer indemnification agreement; and (g) any payment of management fees (or other fees of a similar nature) or closing fees (or other fees of a similar nature) by such Person to any present or future equity holder of such Person or their Affiliates.

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“Retiree Welfare Plan” shall mean, at any time, a Plan that is a “welfare plan” as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolver Index Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 2.5(a).

“Revolver LIBOR Margin” shall mean the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 2.5(a).

“Revolver Obligations” shall mean any Obligations with respect to the Revolving Loan (including, without limitation, the principal thereof, the interest thereon, all fees and expenses specifically related thereto and all Letter of Credit Obligations).

“Revolving Lenders” shall mean, as of any date of determination, each Lender having a Revolving Loan Commitment or, if the Revolving Loan Commitments have expired or been terminated, holding an interest (including a participation interest in any Letter of Credit Obligations) in the Revolving Loan.

“Revolving Loan” shall mean as the context may require, at any time, the sum of (i) the aggregate amount of Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.

“Revolving Loan Commitment” shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Advances and/or incur Letter of Credit Obligations as set forth on the applicable signature page to this Agreement (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Advances and/or incur Letter of Credit Obligations, which aggregate commitment shall be Five Million and No/100 Dollars ($5,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Revolving Note” shall mean a Revolving Note, substantially in the form of Exhibit 2.13(a), which, after execution and delivery to the applicable Revolving Lender, shall be in the principal amount of the Revolving Loan Commitment thereof and shall represent the obligation of Borrower to pay the amount of such Revolving Lender’s Revolving Loan Commitment or, if less, the applicable Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Advances thereto together with interest thereon as prescribed in Section 2.5.

“RSUs” has the meaning assigned to it in the Acquisition Agreement without giving effect to any amendment or other modification thereto, other than, solely for purposes of clause (i) of Section 7.13, amendments and modifications which only defer the due date of payments made with respect to RSUs and other amendments and modifications approved by Administrative Agent (which approval shall not be unreasonably withheld).

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“Secured Parties” shall mean, collectively, Administrative Agent, Lenders, L/C Issuer, Eligible Hedge Counterparties and each holder of an Obligation, and “Secured Party” shall mean each such Person individually.

“Securitization” shall have the meaning assigned to it in Section 10.1(g).

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, executed by the Loan Parties in favor of Administrative Agent, on behalf of itself and the other Secured Parties, granting liens upon substantially all of their personal property, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Senior Leverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Solvent” shall mean, with respect to any Person or group of Persons taken together on a combined basis on a particular date, that on such date (a) the fair value of the property of such Person or group is greater than the total amount of liabilities, including contingent liabilities, of such Person or group; (b) the present fair salable value of the assets of such Person or group is not less than the amount that will be required to pay the probable liability of such Person or group on its debts as they become absolute and matured; (c) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or group’s ability to pay as such debts and liabilities mature; and (d) such Person or group is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s or group’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Sponsor” shall mean Mill Road Capital, L.P., a Delaware limited partnership.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

[“Stockholder Agreement” shall mean                                              .]

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“Subordinated Debt” shall mean any Indebtedness of any Loan Party or any of its Subsidiaries that is on terms and conditions acceptable to Administrative Agent (including payment terms, interest rates, covenants, remedies, defaults and other material terms) and which has been expressly subordinated to the Obligations in a manner and form satisfactory to Administrative Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the Governing Body of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

“Subsidiary Guarantor” shall mean a Domestic Subsidiary of Borrower or a Foreign Subsidiary of Borrower that is not an Affected Foreign Subsidiary, in each case that is a Guarantor and with respect to which Borrower and such Subsidiary have complied (or have caused compliance) with Section 6.11.

“Target” shall mean Rubio’s Restaurants, Inc., a Delaware corporation.

“Taxes” shall mean taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Administrative Agent or a Lender by the jurisdictions under the laws of which Administrative Agent and Lenders are organized or any political subdivision thereof.

“Term A Loan” shall mean the term loan funded on the Closing Date under the Term A Loan Commitment pursuant to Section 2.1(b) (it being understood that such term shall refer to the aggregate Term A Loan funded to the Borrower when used in the context of all Term A Loan Lenders collectively and a particular Term A Loan Lender’s portion of the aggregate Term A Loan when used in the context of an individual Term A Loan Lender).

“Term A Loan Commitment” shall mean (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term A Loan as set forth on the applicable signature page to this Agreement (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term A Loan, which aggregate commitment shall be Forty-One Million One Hundred-Twenty Thousand and No/100 Dollars ($41,120,000) on the Closing Date.

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“Term A Loan Index Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Term A Loan, as determined by reference to Section 2.5(a).

“Term A Loan Lenders” shall mean, as of any date of determination, all Lenders having a Term A Loan Commitment or holding all or any portion of the outstanding Term A Loan.

“Term A Loan LIBOR Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term A Loan, as determined by reference to Section 2.5(a).

“Term A Loan Maturity Date” shall mean [            ], 2015 [will be June 30, 2015, unless the Closing Date occurs after August 31, 2010, in which case it will be September 30, 2015].

“Term A Loan Note” shall mean a Term A Loan Note, substantially in the form of Exhibit 2.13(b), which, after execution and delivery to the applicable Term A Loan Lender, shall be in the principal amount of the Term A Loan Commitment thereof (or the aggregate outstanding principal balance of the Term A Loan held by such Lender) and shall represent the obligation of Borrower to pay the amount of such Term A Loan Lender’s Term A Loan Commitment thereto (or the aggregate outstanding principal balance of the Term A Loan held by such Lender) together with interest thereon as prescribed in Section 2.5.

“Term A Loan Obligations” shall mean any Obligation with respect to the Term A Loan (including, without limitation, the principal thereof, the interest thereon and all fees and expenses specifically related thereto).

“Termination Date” shall mean the date on which all of the following conditions are first satisfied: (i) all Commitments have expired or been terminated; (ii) the Loans have been repaid in full in cash and all other Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) under this Agreement and the other Loan Documents have been completely discharged; (iii) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby Letters of Credit in accordance with the terms of this Agreement; and (iv) the Borrower shall have no further right to borrow any monies or arrange for the issuance of Letters of Credit under this Agreement.

“Title IV Plan” shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

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“Total Funded Debt” shall be calculated as set forth on the Compliance Certificate.

“Total Leverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Trademark License” shall mean rights under any written agreement now owned or hereafter acquired by any Loan Party or any of its Subsidiaries granting any right to use any Trademark.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Loan Party or any of its Subsidiaries: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and General Intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which could reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced, and the rules and regulations promulgated thereunder from time to time in effect.

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